UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
___________________________
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12
BLUE OWL CAPITAL INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
April 17, 2026
Dear Stockholder,
You are cordially invited to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Owl Capital Inc. (“Blue Owl”), which will be held on June 4, 2026, beginning at 9:30 a.m. Eastern Time, at www.virtualshareholdermeeting.com/OWL2026. The Annual Meeting will be conducted in a virtual-only format. You will not be able to attend the Annual Meeting in person.
The agenda for the Annual Meeting includes:
•the election of Class II Directors for three-year terms expiring in 2029 (Proposal 1); and
•the ratification of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2026 fiscal year (Proposal 2).
The board of directors (the “Board”) recommends a vote FOR the election of each of the director nominees listed herein and FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.
Your interest in Blue Owl and your vote are important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. All stockholders should participate in the affairs of Blue Owl, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card. Instructions for voting can be found on your notice of internet availability of proxy materials (the “Notice”) or proxy card. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2026, you must enter the control number found on your proxy card, voting instruction form or Notice. You may vote during the Annual Meeting by following the instructions available on the meeting website.
If you hold shares of Blue Owl’s common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares, or obtain a proxy in your name from your broker, bank or other nominee.
On behalf of Blue Owl and our Board, I would like to express our appreciation for your ongoing interest in Blue Owl.
Sincerely,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2026

TIME	9:30 a.m. Eastern Time
VIRTUAL MEETING DETAILS	www.virtualshareholdermeeting.com/OWL2026
ITEMS OF BUSINESS	(1)
To elect the existing Class II Directors for three-year terms expiring at the 2029 Annual Meeting of Stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To ratify the appointment of KPMG as our independent registered public accounting firm for our 2026 fiscal year (Proposal 2).
(3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on April 6, 2026.
PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling (800) 690-6903, or to complete and return a proxy card (no postage is required).

The Annual Meeting will be conducted in a virtual-only format. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2026, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of the proxy materials (the
“Notice”). You may vote during the Annual Meeting by following the instructions available on the meeting website.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 4, 2026: As permitted by rules adopted by the SEC, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only the Notice containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2025 Annual Report on Form 10-K, and the proxy card are available at www.proxyvote.com. You will need the Notice or proxy card to access these proxy materials. The Notice is first being mailed, and the proxy materials are first being made available, to our stockholders on or about April 17, 2026.
By Order of the Board of Directors,

/s/ Neena A. Reddy
Neena A. Reddy
Chief Legal Officer, General Counsel and Secretary
New York, New York
April 17, 2026

SELECTED DEFINITIONS

Annual Report	Refers to our annual report for the year ended December 31, 2025, filed with the SEC on Form 10-K on February 19, 2026.

our BDCs	Refers to the business development companies (“BDCs”) we manage, as regulated under the Investment Company Act of 1940, as amended: Blue Owl Capital Corporation (NYSE: OBDC), Blue Owl Capital Corporation II, Blue Owl Technology Finance Corp. (NYSE: OTF), Blue Owl Credit Income Corp., Blue Owl Technology Income Corp., until January 13, 2025, Blue Owl Capital Corporation III and, until March 24, 2025, Blue Owl Technology Finance Corp. II.

Blue Owl	Refers to Blue Owl Capital Inc.

Blue Owl Credit Advisers	Refers to Blue Owl Credit Advisors LLC, Blue Owl Credit Private Fund Advisors LLC, Blue Owl Diversified Credit Advisors LLC, Blue Owl Technology Credit Advisors LLC, Blue Owl Technology Credit Advisors II LLC, Blue Owl Strategic Equity Advisors LLC and Blue Owl Strategic Equity Partners Advisors LLC, each of which is registered as an investment adviser with the SEC.

Blue Owl GP	Refers collectively to Blue Owl Capital GP Holdings LLC, Blue Owl Capital GP LLC, and certain other directly or indirectly wholly owned subsidiaries of Blue Owl that hold Blue Owl’s interests in Blue Owl Holdings.

Blue Owl Holdings	Refers to Blue Owl Capital Holdings LP.

Blue Owl Holdings Limited Partnership Agreement	Refers to the limited partnership agreement of Blue Owl Holdings.

Business Combination	Refers to the transactions contemplated by the business combination agreement dated as of December 23, 2020 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among Altimar Acquisition Corporation, Owl Rock Capital Group LLC, Owl Rock Capital Feeder LLC, Owl Rock Capital Partners LP and Neuberger Berman Group LLC, which transactions were completed on May 19, 2021.

Class A Shares	Refers to the Class A common stock, par value $0.0001 per share, of Blue Owl.

Class B Shares	Refers to the Class B common stock, par value $0.0001 per share, of Blue Owl.

Class C Shares	Refers to the Class C common stock, par value $0.0001 per share, of Blue Owl.

Class D Shares	Refers to the Class D common stock, par value $0.0001 per share, of Blue Owl.

the Company, the firm, we, us, and our	Refers to Blue Owl and its consolidated subsidiaries.

Credit	Refers to our Credit platform that includes (i) our direct lending strategy, which offers private credit solutions to primarily upper-middle-market companies through differentiated access points; (ii) alternative credit, which targets credit-oriented investments in markets underserved by traditional lenders or the broader capital markets, with deep expertise investing across specialty finance, private corporate credit and equipment leasing; (iii) investment grade credit, which focuses on generating capital-efficient investment income through asset-backed finance, private corporate credit, and structured products; and (iv) liquid credit, which focuses on the management of CLOs. Our Credit platform also includes our other adjacent investment strategies (e.g., strategic equity and healthcare opportunities).

Financial Statements	Refers to our consolidated financial statements included in our Annual Report.

GAAP	Refers to U.S. generally accepted accounting principles.

GP Strategic Capital	Refers to our GP Strategic Capital platform that primarily focuses on acquiring equity stakes in, and providing debt financing to, large, multi-product private equity and private credit firms through two investment strategies: GP minority stakes and GP debt financing, and also includes our professional sports minority stakes strategy.

Internal Reorganization	Refers to the internal reorganization that occurred on April 1, 2025, pursuant to which, among other things, Blue Owl Capital Carry LP became a wholly owned subsidiary of Blue Owl Holdings.

Neuberger	Refers to Neuberger Berman Group LLC, a Delaware limited liability company.

NYSE	Refers to the New York Stock Exchange.

Oak Street	Refers to the investment advisory business of Oak Street Real Estate Capital, LLC, now, Blue Owl Real Estate Capital LLC that was acquired in the Oak Street Acquisition.

Oak Street Acquisition	Refers to the acquisition of Oak Street completed on December 29, 2021.

our products	Refers to the products that we manage, including our Regulated Products, private funds, insurance solutions offerings, CLOs and other securitizations, managed accounts and real estate investment trusts (“REITs”).

Owl Rock	Refers collectively to the combined businesses of Blue Owl Capital Group LLC (f/k/a Owl Rock Capital Group LLC) and Blue Owl Securities LLC (f/k/a Owl Rock Capital Securities LLC), which was the predecessor of Blue Owl for accounting and financial reporting purposes.

OWLCX	Refers to Blue Owl Alternative Credit Fund, a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended that is operated as an “interval fund.”

Principals
Refers to our founders and senior members of management who hold, or in the future may hold, Class B Shares and Class D Shares. Class B Shares and Class D Shares collectively represent 80% of the total voting power of all shares.

Real Assets	Refers, unless context indicates otherwise, to our Real Assets platform that includes our net lease strategy, which focuses on acquiring net-leased real estate occupied by investment grade and creditworthy tenants; real estate credit, which offers a diverse range of competitive financing solutions; and digital infrastructure, which focuses on acquiring, financing, developing, and operating data centers and related digital infrastructure assets.

our Regulated Products	Refers to our BDCs and OWLCX.

SEC	Refers to the U.S. Securities and Exchange Commission.

Tax Receivable Agreement or TRA	Refers to the Second Amended and Restated Tax Receivable Agreement, dated as of April 1, 2025, as may be amended from time to time by and among the Blue Owl, Blue Owl Capital GP LLC, Blue Owl Holdings, Blue Owl Capital Carry LP (solely for purposes of Section 7.18(b) thereof) and each of the Partners (as defined therein) party thereto.

Blue Owl Capital Inc.
399 Park Avenue, 37th Floor
New York, NY 10022
PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Blue Owl has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on June 4, 2026, beginning at 9:30 a.m. Eastern Time at www.virtualshareholdermeeting.com/OWL2026, and at any adjournment or postponement thereof. The Annual Meeting will be conducted in a virtual-only format. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2026, you must enter the control number found on your proxy card, voting instruction form or notice of internet availability of proxy materials (the “Notice”). You may vote during the Annual Meeting by following the instructions available on the meeting website.
As permitted by SEC rules, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only the Notice, which contains instructions on how to access and review these proxy materials and submit their respective proxy vote online. If you receive the Notice and would like to receive a paper copy of these proxy materials, please follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 17, 2026. For those stockholders receiving paper materials, we anticipate that the proxy statement, proxy card and our Annual Report will be mailed on or about April 17, 2026. Information regarding stock ownership and other matters in this proxy statement is as of April 6, 2026, unless otherwise indicated.
What may I vote on?
You may vote on the following proposals:
•the election of directors for three-year terms, expiring at the 2029 annual meeting of stockholders, once their respective successors have been duly elected and qualified, or until their earlier resignation or removal (“Proposal 1”); and
•the ratification of the appointment of KPMG as our independent registered public accounting firm for our 2026 fiscal year (“Proposal 2”).
THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED HEREIN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2026 FISCAL YEAR.
Who may vote?
Stockholders of record of our Class A Shares, Class B Shares, Class C Shares and Class D Shares are entitled to receive the Notice and these proxy materials, and to vote their respective shares at the Annual Meeting. The record date for determining stockholders entitled to vote at the Annual Meeting is the close of business on April 6, 2026 (the “Record Date”). As of the Record Date, there were 675,802,413 Class A Shares outstanding, zero Class B Shares outstanding, 578,948,693 Class C Shares outstanding and 304,299,203 Class D Shares outstanding.

Holders of our Class A Shares, Class B Shares, Class C Shares and Class D Shares vote as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by our amended and restated certificate of incorporation (our “Certificate of Incorporation”) and applicable law. Holders of our Class A Shares and Class C Shares are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote. The Class B Shares and Class D Shares, together, represent 80% of the total voting power of all shares of our capital stock (including shares issued in the future) until such time as the Principals and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles) own less than 25% of their aggregate ownership as of immediately after the closing of the Business Combination (the “Sunset Date”).
Upon certain transfers to third parties or certain disqualifying events, all Class B Shares and Class D Shares will automatically convert into Class A Shares or Class C Shares, respectively. The remaining Class B Shares and Class D Shares will retain an aggregate of 80% of the voting power until the Sunset Date and, as a result, will have the power to elect a majority of Blue Owl’s directors. Given the “super-voting” rights of the Class B Shares and the Class D Shares, the voting power of the Class A Shares and Class C Shares, as applicable, is less than the voting power typically associated with shares of common stock or that the “one vote per share” standard implies.
For information about the holders of our Class B Shares, Class C Shares and Class D Shares, see “Corporate Governance and Other Board Information—Controlled Company Exemption.”
How do I vote?
We have elected to provide access to proxy materials over the internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice. If you are attending the Annual Meeting virtually at www.virtualshareholdermeeting.com/OWL2026, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
Stockholders of Record
If your Class A Shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and Computershare Inc., you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
•Internet. Go to www.proxyvote.com to use the internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website;
•Phone. Call Broadridge Financial Solutions, Inc. by using any touch-tone telephone to transmit your voting instructions. Call (800) 690-6903 if you hold shares in your own name and (800) 454-8683 for shares held through a broker. Have your proxy card in hand when you call; or
•Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.
Voting by any of these methods will not affect your right to attend the Annual Meeting and vote at www.virtualshareholdermeeting.com/OWL2026, if you have not previously voted by proxy. However, for those who will not be voting virtually at the meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on June 3, 2026.

Beneficial Owners
Most of our stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name,” and the Notice is being forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee has enclosed a voting instruction form for you to use in providing voting directions.
Unless you provide specific voting instructions, your broker, bank or other nominee will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2026 fiscal year), but not with respect to Proposal 1 (the election of directors), as more fully described under “What is a broker ‘non-vote’?” below.
Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:
•sending a letter to us stating that your proxy is revoked;
•signing and submitting a new proxy to us; or
•attending the Annual Meeting and voting.
Beneficial owners should contact their broker, bank or other nominee for instructions on changing their votes.
How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. Stockholders holding a majority of the voting power of the outstanding stock of the class or classes entitled to vote, represented either in person or by proxy, constitute a quorum for purposes of the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
Election of Directors:
You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 1 (election of directors). At the Annual Meeting, a “FOR” vote by a plurality of votes cast is required for the election of directors. Accordingly, the three director nominees receiving the highest number of votes cast “FOR” their election will be elected. Abstentions and broker “non-votes” are not considered votes cast for this purpose and will have no effect on the election of the director nominees.
Ratification of KPMG as Our Independent Registered Public Accounting Firm:
You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2026 fiscal year). At the Annual Meeting, a “FOR” vote by a majority of the voting power of the outstanding shares present in person or represented by proxy and entitled to vote is required for the approval of Proposal 2. Abstentions will have the same effect as a vote cast “AGAINST” Proposal 2. Because Proposal 2 is a routine matter pursuant to the NYSE’s Rule 452, brokers have discretion to vote uninstructed shares on Proposal 2; therefore, we do not expect broker non-votes on Proposal 2.
Where can I find the voting results of the Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting and publish the final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the Annual Meeting.

What is a broker “non-vote”?
If you are a beneficial owner of shares held in “street name” and do not provide your broker, bank or other nominee with specific voting instructions, the rules of various national and regional securities exchanges generally permit your broker, bank or other nominee to vote on routine matters but prohibit them from voting on non-routine matters. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on a non-routine matter, they will inform the inspector of election that they do not have the authority to vote on that matter with respect to your shares. This is commonly referred to as a broker “non-vote.”
Proposal 1 (the election of directors) is considered a non-routine matter under applicable rules. Therefore, your broker, bank or other nominee cannot vote on Proposal 1 without your instructions. For your vote to be counted on Proposal 1, you must communicate your voting decisions to your broker, bank or other nominee before the date of the Annual Meeting using the voting instruction form provided by your broker, bank or other nominee.
Proposal 2 (the ratification of KPMG as our independent registered public accounting firm for our 2026 fiscal year) is considered a routine matter under applicable rules. As such, your broker, bank or other nominee may generally vote on Proposal 2 without your specific voting instructions.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and serve as the inspector of election.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting, or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of the date of these proxy materials, we are not aware of any other matters that will be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will bear the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person, by telephone or other means by our directors or associates. We will reimburse brokers, banks and other nominees, custodians and fiduciaries for the costs they incur in mailing these proxy materials to the beneficial owners of our common stock held of record by such persons.
Whom should I contact with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact Blue Owl Capital Inc., Attn: Investor Relations, 399 Park Avenue, 37th Floor, New York, NY 10022, Email: blueowlir@blueowl.com, Telephone: (212) 419-3000.

PROPOSAL 1: ELECTION OF DIRECTORS
Board Structure and the Nominees
Our Board currently consists of ten directors, divided into three classes serving staggered three-year terms. Class II, Class III and Class I directors will serve until our annual meetings of stockholders in 2026, 2027 and 2028, respectively. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired.
In connection with the Business Combination, we entered into an investor rights agreement (as amended, the “Investor Rights Agreement”) with the Principals, Neuberger and certain other parties thereto. The Investor Rights Agreement grants the Principals and Neuberger the right to designate nominees to our Board, subject to the maintenance of certain ownership requirements. Pursuant to the Investor Rights Agreement, the Principals have agreed to vote in favor of such nominees. For additional information, see “Certain Relationships and Related Transactions—Investor Rights Agreement.”
Each director holds office for the term for which they are elected and thereafter until their successor has been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. Since there is no nominating committee, the entire Board participates in the consideration of director nominees. Except as otherwise expressly provided in our Certificate of Incorporation, holders of our common stock are entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote under the General Corporation Law of the State of Delaware, as amended, including the election of our Board.
In connection with the Annual Meeting, the Board has nominated Ms. Holz and Messrs. Lipschultz and Rees for election as Class II directors (collectively, the “Nominees”), each to serve a three-year term expiring at our 2029 annual meeting of stockholders, once their respective successors have been duly elected and qualified or until their earlier resignation or removal. Our Certificate of Incorporation and amended and restated bylaws (our “Bylaws,” and together with our Certificate of Incorporation, the “Organizational Documents”) provide that each director shall be elected by a plurality of the votes cast at a meeting of stockholders for the election of directors. Set forth below is information concerning our directors as of April 17, 2026, as well as the key experience, qualifications and skills they bring to the Board.
Directors and Nominees

Name	Age	Director Class	Serving Since	Positions Held
Jennifer Brouse	38	I	March 2025	Director and Senior Managing Director
Craig W. Packer	59	I	May 2021	Director and Co-President
Dana Weeks	55	I	May 2021	Director*
Claudia Holz	68	II	May 2021	Director*
Marc S. Lipschultz	57	II	May 2021	Director and Co-Chief Executive Officer
Michael D. Rees	51	II	May 2021	Director and Co-President
Andrew S. Komaroff	57	III	May 2021	Director*
Douglas I. Ostrover	63	III	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Stacy Polley	57	III	May 2021	Director*
Marc Zahr	46	III	December 2021	Director and Co-President

*    Our Board has determined that this director is independent for purposes of the NYSE corporate governance listing requirements.

Nominees for Class II Directors (Terms expire at the 2026 Annual Meeting of Stockholders)
Independent Director

Claudia Holz is a certified public accountant in the State of New York. Ms. Holz previously served as an audit partner for KPMG, where she performed and supervised audits of the financial statements and internal controls of public and private companies. During her career at KPMG, she held numerous leadership positions, including serving as partner-in-charge of the New York office investment management audit practice. In September 2017, she retired from KPMG after more than 35 years. She has served on the Audit and Compliance Committee for American Beacon funds since April 2018. In that capacity, she oversees and assesses the performance of the annual audits by the funds’ auditors. She has served on the Board since May 2021 and is the chair of the Company’s audit committee. She earned a BS in Accounting, magna cum laude, from Syracuse University. Ms. Holz’s broad experience in finance, together with her supervisory roles on audits of financial statements and internal controls of public and private companies, position her well to serve on the Board.

Non-Independent Directors

Marc S. Lipschultz is Co-Chief Executive Officer of Blue Owl and a member of the Board. Mr. Lipschultz also serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Lipschultz co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, serving on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private credit, private equity, and infrastructure. Prior to joining KKR, he was with Goldman Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz previously served on the board of the Hess Corporation from December 2016 to July 2025 and is actively involved in a variety of nonprofit organizations, serving as a board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox

Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees, and 92nd Street Y. Mr. Lipschultz received an MBA with high distinction, Baker Scholar, from Harvard Business School and an AB with honors and distinction, Phi Beta Kappa, from Stanford University. Mr. Lipschultz’s knowledge of and extensive experience in alternative investments, together with his leadership roles in private equity, infrastructure and direct-asset investing, position him well to serve on the Board.

Michael D. Rees is a Co-President of Blue Owl and a member of the Board. Mr. Rees is also the Head of the GP Strategic Capital platform. Previously, Mr. Rees founded Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, he was an associate at Marakon Associates. Mr. Rees received an MS in Mechanical Engineering and an MS in Technology Policy from Massachusetts Institute of Technology, and a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh. Mr. Rees currently serves on the Board of Directors of The Feinstein Institutes for Medical Research of Northwell Health. Mr. Rees and the Rees family are proud supporters of the Rees Chancellor Scholarship program at the University of Pittsburgh, his undergraduate alma mater. Mr. Rees’s knowledge of and extensive experience in investment management, leveraged finance and financial services position him well to serve on the Board.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS CLASS II DIRECTORS.
Continuing Directors
Jennifer Brouse is a Senior Managing Director at Blue Owl, Chief Operating Officer of the GP Strategic Capital platform, a Senior Managing Director of the GP Strategic Capital Investment Team and a member of the Board. In her role, Ms. Brouse focuses on managing the overall operations of the GP Strategic Capital business as well as strategic initiatives across the platform. From May 2021 to December 2023, she was the Chief Financial Officer of the GP Strategic Capital platform, overseeing the finance functions of the GP Strategic Capital products. Prior to joining Blue Owl, Ms. Brouse joined Dyal Capital in October 2017, the predecessor firm to Blue Owl’s GP Strategic Capital platform when it was a division of Neuberger Berman, and served as its Chief Financial Officer from 2019 to 2023. Prior to joining Dyal Capital, Ms. Brouse was a Manager at PwC within the Wealth and Asset Management assurance practice, providing audit and related services to PwC’s asset management clients. She earned a B.S.B.A. in Accounting and Spanish, magna cum laude, from Bucknell University. Ms. Brouse is a licensed Certified Public Accountant in the state of New York. Ms. Brouse’s significant experience and leadership in Blue Owl’s GP Strategic Capital platform and extensive financial, investment and operational expertise, in addition to her prior service as a director of the Company, position her well to serve on the Board.
Andrew S. Komaroff is the Chief Operating Officer of Neuberger Berman Group LLC and joined the predecessor firm in 2001. Mr. Komaroff’s responsibilities include oversight of the firm’s client coverage and distribution channels as well as information technology and operations. Mr. Komaroff also served as the interim Chief Financial Officer immediately following the firm’s employee-led buyout in 2009. Prior to joining the firm, Mr. Komaroff was a management consultant at McKinsey & Co., a principal at Ripplewood Holdings, a New York and Tokyo-based private equity firm, and the Executive Vice President of the Equavant Group, an internet exchange acquired in 2001. Mr. Komaroff serves on the Board of Trustees for the Writing Revolution, a national not-for-profit organization dedicated to teaching students to think clearly and reflect that thinking in their writing. He has served on the Board since May 2021. Mr. Komaroff received a BA from Williams College where he was elected to Phi Beta Kappa and a JD from Stanford Law School where he was a member of the Order of the Coif. Mr. Komaroff’s extensive experience and leadership in the asset management industry position him well to serve on the Board.
Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl and the chairman of the Board. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (“GSO”), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (“CSFB”). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania. Mr. Ostrover’s depth of experience in corporate finance, capital markets and financial services gives our Board valuable industry-specific knowledge and expertise on these and other matters, and his history with the Company provide an important skill set and knowledge base to our Board.

Craig W. Packer is a Co-President of Blue Owl and a member of the Board. Mr. Packer is also the Global Head of the Credit platform and serves as a Co-Chief Investment Officer for certain of the Blue Owl Credit Advisers. Additionally, he is the Chief Executive Officer of each of the Blue Owl BDCs. Previously, Mr. Packer co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Packer was a Partner and Co-Head of Leveraged Finance in the Americas at Goldman Sachs & Co. Mr. Packer joined Goldman Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named Partner in 2008. Prior to joining Goldman Sachs & Co., he was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as a Board Member for Wingspire Capital, a portfolio company of Blue Owl Capital Corporation, and as Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut. He is also on the Advisory Board for the Mount Sinai Department of Rehabilitation and Human Performance. In addition, Mr. Packer is on the Foundation Board of Trustees for the McIntire School of Commerce, University of Virginia and is a member of the Board of Trustees of the University of Virginia Athletics Foundation. Mr. Packer received an MBA from Harvard Business School and a BS from the University of Virginia. Mr. Packer’s knowledge of and extensive experience in investment management, leveraged finance and financial services give the Board valuable industry-specific knowledge and expertise on these and other matters, in addition to his prior service as a director of the Company, position him well to serve on the Board.
Stacy Polley is a senior advisor to Blackstone Inc., serving since March 2022, and strategic advisor to Deep Fission, Inc., serving since December 2025. Previously, Ms. Polley served as a partner of Goldman Sachs & Co., where she gained over 25 years of experience in finance and commercial leadership from August 1994 to March 2019. Ms. Polley served as a member of Goldman Sachs & Co.’s Partnership Committee from 2008 to 2016 and was a founding member of Goldman Sachs & Co.’s Client and Business Standards Committee (“CBSC”), formed in response to the 2008 financial crisis, and served as the Co-Chair of the Securities Division of CBSC from 2008 to 2015. She also served as the Global Head of Client Relationship Management & Strategy from September 2014 to December 2018 and as a member of the Americas Diversity Committee from 2012 to 2015. Previously, Ms. Polley worked as a Consultant in the Information Technology Practice of EY from August 1989 to July 1992. Ms. Polley is currently a board advisor of HighPost Capital, a consumer-focused growth equity firm, where she has served since November 2019. She has also served on the board of New York City Center since September 2012. She has served on the Board since May 2021 and is a member of the Company’s audit committee. Ms. Polley earned a BS in Finance and Management Information Systems from State University of New York at Albany and an MBA in finance from the Wharton School of the University of Pennsylvania. Ms. Polley’s significant experience and leadership in the financial services industry and extensive knowledge of finance matters position her well to serve on the Board.
Dana Weeks is the Chief Executive Officer and Co-Founder of MedTrans Go, a healthcare technology start-up based in Atlanta, GA. Prior to starting MedTrans Go, Ms. Weeks was President and Co-Founder of the Black Angel Tech Foundation. Ms. Weeks has also held positions at AT&T, Cingular, Pfizer, and in several innovative entrepreneurial ventures. Ms. Weeks is a Trustee and Board Vice Chair of The Westminster Schools of Atlanta, Co-Chair of the Access Georgia Foundation Board, Co-Chair of the Atlanta Chapter of Jack and Jill Foundation, and a Board Member for the Wellstar Hospital Foundation. She also serves on several Task Forces and Committees at both Stanford and Columbia Business School, including serving as a co-chair of the Stanford LEAD Council, a member of the Stanford Humanities & Sciences Council and the Stanford Athletics Board, and a founding member of the Women’s Circle at Columbia Business School. She has served on the Board since May 2021 and is a member of the Company’s audit committee. Ms. Weeks earned a BA with Honors from Stanford University and an MBA from Columbia Business School. Ms. Weeks’ long and varied business career and valuable knowledge, in addition to her prior service as a director of the Company, position her well to serve on the Board.

Marc Zahr is a Co-President of Blue Owl and a member of the Board. Mr. Zahr is also the Global Head of the Real Assets platform, where he manages and oversees the Real Assets platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and Blue Owl Digital Infrastructure Trust, a private placement REIT, and serves as the Co-Chairman of the Board of Trustees of Store Capital, a private placement REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Assets platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton. Mr. Zahr’s experience and leadership from the founding of Oak Street and his management experience and history with the Real Assets division of Blue Owl gives our Board valuable industry-specific knowledge and expertise on these and other matters.
There are no family relationships among any of the director nominees or continuing directors.

CORPORATE GOVERNANCE AND OTHER BOARD INFORMATION
Composition of the Board of Directors
Our Organizational Documents provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our Board currently consists of ten members. Class II, Class III and Class I directors will serve until our annual meetings of stockholders in 2026, 2027 and 2028, respectively. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until their successor has been duly elected and qualified, or until their earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.
Pursuant to the Investor Rights Agreement, the Principals and Neuberger have the right to designate nominees to our Board, subject to the maintenance of certain ownership requirements. For additional information, see “Certain Relationships and Related Transactions—Investor Rights Agreement.”
Board members are expected to devote sufficient time and attention to preparing for, attending and participating in Board meetings, including the advance review of meeting materials that may be circulated prior to each meeting.
Board Leadership Structure
The Board does not have a formal policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board. Instead, the Board believes that, after considering all relevant factors and circumstances, it should determine, when appropriate, whether it is in the best interests of the Company and its stockholders to separate or combine these roles.

At this time, we do not separate the roles of Co-Chief Executive Officer and Chairman of the Board. Douglas I. Ostrover has served as the Chairman of our Board and Chief Executive Officer or Co-Chief Executive Officer since inception. Our Board has determined that having the same individual hold both positions is in the best interests of Blue Owl and our stockholders, and is consistent with good corporate governance for the following reasons:
•the Chairman is more familiar with our business and strategy than an independent, non-employee chairman would be, and is therefore better positioned to focus the Board’s agenda on the key issues we face;
•a single Chairman and Co-Chief Executive Officer provides strong and consistent leadership for Blue Owl, without risking overlap or conflict of roles; and
•oversight of our Company is the responsibility of the Board as a whole, and this responsibility can be properly discharged without an independent Chairman.
The Board continues to believe that it is in the best interest of the Company and its stockholders for Mr. Ostrover to serve as Chairman and Co-Chief Executive Officer.
Independent Directors
An “independent director” is generally defined as a person who is not an officer or employee of the company or its subsidiaries, and who does not have any other relationship that, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out their responsibilities. Our Board has determined that Claudia Holz, Andrew Komaroff, Stacy Polley and Dana Weeks are independent directors under this definition.
Our Board has determined that all members of the audit committee are independent directors, as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. Mmes. Holz, Polley and Weeks are members of the audit committee, with Ms. Holz serving as chair. The Board holds regularly scheduled sessions in which some or all of the independent directors meet without management.

Controlled Company Exemption
The Principals hold 80% of the voting control of our outstanding capital stock. As a result, the Principals have the power to elect a majority of our directors and have agreed to vote in favor of each other’s director designees. Pursuant to the NYSE listing standards, a company in which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, we are not subject to the NYSE listing standards that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the NYSE listing standards; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.
Risk Oversight
The Board plays an active role in overseeing management of our risks. It maintains an ongoing understanding of the principal risks associated with our business, and management keeps the Board and its committees informed of these evolving risks on a timely basis.
Additionally, the audit committee has oversight responsibility for: (i) financial reporting with respect to our major financial exposures; (ii) the steps management has taken to monitor and manage key business risks; and (iii) our cybersecurity program with respect to risk assessment and risk management, including cybersecurity risk. Periodically and as needed, our Global Chief Compliance Officer updates the Board on actions taken by our Cyber Risk Operating Committee, a cross-functional management committee that includes our General Counsel, Chief Operating Officer, Global Chief Compliance Officer, Chief Technology Officer and Head of Technology Infrastructure, and our Chief Technology Officer reports to the Board on cybersecurity matters.
Compensation Risk Assessment
As described in greater detail under “Compensation Discussion and Analysis,” below, the key elements of our compensation program include base salary, cash incentive awards, periodic grants of long-term equity-based compensation (such as incentive units), other executive benefits and perquisites, and employment agreements for certain of our named executive officers (“NEOs”), which contain termination benefits. We believe that the combination of these elements protects us against excessive personnel risk by formulating competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our stockholders. We do not believe that our compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Option Grants
We do not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, in response to Item 402(x)(1) of Regulation S-K, we have no specific policy or practice regarding the timing of such awards in relation to the disclosure of material nonpublic information. If we decide to grant new awards of these options in the future, the Board will evaluate and determine the appropriate steps to take in this regard.
Compensation Committee Interlocks and Insider Participation
We do not have a compensation committee; instead, certain functions typically performed by a compensation committee are handled by senior management. With the exception of Messrs. Ostrover, Lipschultz, Rees and Zahr, our Co-Chief Executive Officers have the authority to determine the compensation of our NEOs. The compensation for Messrs. Kirshenbaum and Packer was determined by our Co-Chief Executive Officers. Compensation for Messrs. Ostrover, Lipschultz, Rees and Zahr is formulaic and based on the contractual terms in their respective Employment Agreements (defined below). The Board approves all final equity grants to our NEOs. The principles underlying our executive compensation are discussed below under “Determination of Compensation for NEOs.”

As a controlled company, we are not subject to the NYSE listing standards that would otherwise require executive officer compensation to be determined by a majority of our independent directors or a compensation committee comprised solely of independent directors. For additional information, see “Corporate Governance and Other Board Information—Controlled Company Exemption.” For a description of certain transactions between us and members of senior management, see “Certain Relationships and Related Transactions.”
Committees of the Board
The Board has adopted a charter for the audit committee that complies with current federal and NYSE rules relating to corporate governance matters. The Board may establish additional committees from time to time as it deems necessary, advisable or appropriate.
Committee Membership; Meetings and Attendance
During 2025, our Board held seven meetings and our audit committee held nine meetings. Each of our directors attended, either in person or by audio/video conference, at least 75% of the total number of meetings of the Board and committees on which they served during the period they were directors or committee members, as applicable. In addition to formal Board and audit committee meetings, our Board and audit committee also conduct informal meetings for the purpose of continuing education. We encourage our directors to attend our annual meetings of stockholders, absent extenuating circumstances. Seven out of ten directors then serving attended the 2025 annual meeting of stockholders.
Audit Committee
The Board maintains an audit committee. The audit committee’s duties, which are specified in the audit committee’s charter, include, but are not limited to:
•meet separately, from time to time, with management, internal auditors or other personnel responsible for the internal audit function and the independent auditors to discuss matters warranting attention by the audit committee;
•regularly report audit committee actions and determinations to the Board and make recommendations as the audit committee deems appropriate;
•review the financial results presented in all reports filed with the SEC;
•review reports issued by regulatory examinations and consider the results of those reviews to determine if any findings could have a material effect on our financial statements or our internal controls and procedures;
•discuss our disclosures, oversight of and conformity with our Code of Business Conduct and Code of Ethics, and matters that may have a material effect on our financial statements, operations, compliance policies and programs;
•oversee our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to and potentially disclose cyber incidents;
•issue for public disclosure by the audit committee the report required by the SEC to be included in our annual proxy statement;
•review and reassess the adequacy of the audit committee’s charter at least annually and recommend any changes to the full Board; and
•take other actions required of the audit committee by law, applicable regulations, or as requested by the Board.
The members of the audit committee are Mmes. Holz, Polley and Weeks, with Ms. Holz serving as chair of the committee. Under SEC rules, members of the audit committee must meet heightened independence standards. Our Board has determined that all members of the audit committee are independent directors, as defined under the applicable rules and regulations of the SEC and the NYSE with respect to audit committee membership. We also believe that Ms. Holz qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee has a charter, which is available on our website at ir.blueowl.com.

Code of Business Conduct
Our Code of Business Conduct applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct is available on our website at ir.blueowl.com. To the extent required by law, we intend to disclose any amendments to, or waivers from, provisions of the Code of Business Conduct that apply to our officers responsible for financial reporting on our website at ir.blueowl.com.
Insider Trading Policy and Prohibition on Hedging and Speculative Trading
The Board has adopted, as part of our Code of Ethics and Insider Trading Policy, prohibitions against our executive officers, directors and employees engaging in transactions of a speculative nature involving our securities. These prohibitions include, but are not limited to, buying or selling puts, calls or other derivative securities based on our securities, without the prior approval of our Chief Compliance Officer. Additionally, such persons are prohibited from short-selling our securities or entering into hedging transactions or similar arrangements with respect to our securities. Under our Insider Trading Policy, certain directors, officers and employees may seek approval to pledge our securities under loan arrangements that meet requirements established by our audit committee, including with respect to the pledge amount, the minimum loan to value ratio and the minimum unencumbered net asset value. No equity interests in the Company are currently subject to any pledges by our directors or executive officers. The Code of Ethics and Insider Trading Policy also contain rules regarding handling of the confidential information about us, the companies with which we do business and the companies in which our products invest. Our Insider Trading Policy is included as Exhibit 19.1 to our Annual Report.
Clawback Policy
The Board has adopted a clawback policy that complies with NYSE’s clawback rules promulgated under Section 10D of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the rules promulgated thereunder. If we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement, the clawback policy requires covered executives to reimburse us or forfeit any excess incentive-based compensation received during the three completed fiscal years immediately preceding the date on which the restatement is required. Executives covered by the clawback policy include current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act and the NYSE listing standards.
Incentive-based compensation subject to the clawback policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the amount that would have been received had it been based on the restated results. The clawback policy applies only to incentive-based compensation received on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.
As of the date of this proxy statement, we have not had an accounting restatement that required the recovery of erroneously awarded incentive-based compensation pursuant to our clawback policy. There are no outstanding balances of erroneously awarded incentive-based compensation to be recovered from the application of the policy to a prior restatement. Our clawback policy is included as Exhibit 97.1 to our Annual Report.
Corporate Governance Guidelines
We have established Corporate Governance Guidelines that address issues of corporate governance and outline procedures by which our Board carries out its responsibilities. The Board does not believe that the directors should be prohibited from serving on boards of other entities or organizations and has not adopted any guidelines limiting such activities, except with respect to members serving on audit committees. Due to the demanding nature of service on the audit committee, the members of our audit committee are discouraged from serving on the audit committees of the boards of directors of more than two additional public companies at the same time as they are serving on our audit committee.
The Corporate Governance Guidelines are available on our website at ir.blueowl.com.

Board Diversity
Although we do not have a formal policy regarding board diversity, the Board believes that diversity, among other factors, is an important component of a board of directors. The Board generally conceptualizes diversity expansively to include, without limitation, concepts such as background, skills, experience, expertise, differences of viewpoint, education, gender, race and culture, and other qualities that contribute to the Board. Our current Board composition reflects, among other attributes, a wide-range of skills, experience, expertise, and gender and racial/ethnic diversity, based on the self-identification of our directors.
Human Capital
As of December 31, 2025, we had approximately 1,365 full-time employees globally.
Culture
As an alternative asset manager, we believe that our people are key to the success of our business. Our culture shapes how our employees work, grow and create value for our investors and stockholders. Culture is not just something we talk about, it defines how we engage with one another every day. We embrace four core values we view as integral to creating a culture in which our people can thrive personally and professionally, including mutual respect, excellence, constructive dialogue and a “one team” mindset.
•Mutual respect. We hold ourselves to the highest standard of professional conduct. We acknowledge everyone’s unique contributions and in challenging situations, listen to understand.
•Excellence. We strive to operate always at the highest standard and deliver the best possible outcomes for our stakeholders. We are constantly analyzing our performance to learn from our successes and our mistakes.
•Constructive dialogue. We invite alternative points of view. As a firm, we encourage thoughtful, intentional and honest opinions.
•“One Team.” We pride ourselves in our strong alignment with all our stakeholders, including investors, users of our capital, employees and others. We act in the highest interest of the Blue Owl ecosystem and work across functions for greater outcomes to deliver value for all of these groups.
We rely significantly on our talented team, leveraging a wide variety of investment, management, business and other skills and expertise, to create value for stockholders and investors in our products. We offer career development and skill building opportunities for our employees. We aim to build a team that is driven and embraces a culture of belonging in which our team members are engaged and work collaboratively across the organization.
Communications to the Board of Directors
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, at the following address: Blue Owl Capital Inc., Attention: General Counsel, 399 Park Avenue, 37th Floor, New York, NY 10022. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our executive officers:

Name	Age	Serving Since	Position
Douglas I. Ostrover	63	May 2021	Chairman of the Board, Co-Chief Executive Officer and Director
Marc S. Lipschultz	57	May 2021	Co-Chief Executive Officer and Director
Alan Kirshenbaum	54	May 2021	Chief Financial Officer
Craig W. Packer	59	May 2021	Co-President and Director
Andrew R. Polland	51	May 2021	Chief Operating Officer
Neena A. Reddy	48	May 2021	Chief Legal Officer, General Counsel and Secretary
Michael D. Rees	51	May 2021	Co-President and Director
Marc Zahr	46	December 2021	Co-President and Director

Douglas I. Ostrover is Co-Chief Executive Officer of Blue Owl and the chairman of the Board. Mr. Ostrover is also the Chief Executive Officer and serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Ostrover co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Ostrover was a founder of GSO Capital Partners (“GSO”), Blackstone’s alternative credit platform, and was a Senior Managing Director at Blackstone until 2015. Prior to co-founding GSO in 2005, Mr. Ostrover was a Managing Director and Chairman of the Leveraged Finance Group of Credit Suisse First Boston (“CSFB”). Prior to his role as Chairman, he was Global Co-Head of CSFB’s Leveraged Finance Group, during which he was responsible for all of CSFB’s origination, distribution, and trading activities relating to high yield securities, leveraged loans, high yield credit derivatives, and distressed securities. Mr. Ostrover joined CSFB in November 2000 when CSFB acquired Donaldson, Lufkin & Jenrette (“DLJ”), where he was a Managing Director in charge of High Yield and Distressed Sales, Trading and Research. He was a member of DLJ’s high yield team since he joined the firm in 1992. Mr. Ostrover is actively involved in a variety of non-profit organizations including serving on the boards of directors of the Michael J. Fox Foundation, the Mt. Sinai Health System, and the Leadership Council for Memorial Sloan Kettering. He also serves on the investment committee of the Brunswick School. Mr. Ostrover received an MBA from New York University Stern School of Business and a BA in Economics from the University of Pennsylvania.

Marc S. Lipschultz is Co-Chief Executive Officer of Blue Owl and a member of the Board. Mr. Lipschultz also serves as a Co-Chief Investment Officer for each of the Blue Owl Credit Advisers. Previously, Mr. Lipschultz co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Lipschultz spent more than two decades at KKR, serving on the firm’s Management Committee and as the Global Head of Energy and Infrastructure. Mr. Lipschultz has a wide range of experience in alternative investments, including leadership roles in private credit, private equity, and infrastructure. Prior to joining KKR, he was with Goldman Sachs & Co., where he focused on mergers and acquisitions and principal investment activities. Mr. Lipschultz previously served on the board of the Hess Corporation from December 2016 to July 2025 and is actively involved in a variety of nonprofit organizations, serving as a board member of the American Enterprise Institute for Public Policy Research, Michael J. Fox Foundation, Mount Sinai Health System, Riverdale Country School, Stanford University Board of Trustees, and 92nd Street Y. Mr. Lipschultz received an MBA with high distinction, Baker Scholar, from Harvard Business School and an AB with honors and distinction, Phi Beta Kappa, from Stanford University.

Alan Kirshenbaum is the Chief Financial Officer of Blue Owl and Co-Chair of the firm’s Operating Committee. Prior to Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Mr. Kirshenbaum was Chief Financial Officer of Sixth Street Specialty Lending, a BDC traded on the NYSE (“TSLX”). Mr. Kirshenbaum was responsible for building and overseeing TSLX’s finance, treasury, accounting, and operations functions from 2011 through 2015, including during its initial public offering in March 2014. From 2011 to 2013, Mr. Kirshenbaum was the Chief Financial Officer of TPG Special Situations Partners. Prior to joining TPG, Mr. Kirshenbaum was the Chief Financial Officer of Natsource, a private investment firm and, prior to that, Managing Director, Chief Operating Officer, and Chief Financial Officer of MainStay Investments. Mr. Kirshenbaum joined Bear Stearns Asset Management (“BSAM”) in 1999 and was BSAM’s Chief Financial

Officer from 2003 to 2006. Before joining BSAM, Mr. Kirshenbaum worked in public accounting at KPMG and J.H. Cohn. Mr. Kirshenbaum is actively involved in a variety of non-profit organizations, including the Boy Scouts of America. He also is a member of the Georgia Tech University President’s Advisory Board and Seton Hall Parents Leadership Council. Mr. Kirshenbaum received an MBA from New York University Stern School of Business and a BS from Rutgers University.

Craig W. Packer is a Co-President of Blue Owl and a member of the Board. Mr. Packer is also the Global Head of the Credit platform and serves as a Co-Chief Investment Officer for certain of the Blue Owl Credit Advisers. Additionally, he is the Chief Executive Officer of each of the Blue Owl BDCs. Previously, Mr. Packer co-founded Owl Rock Capital Partners, the predecessor firm to Blue Owl’s Credit platform. Prior to co-founding Owl Rock, Mr. Packer was a Partner and Co-Head of Leveraged Finance in the Americas at Goldman Sachs & Co. Mr. Packer joined Goldman Sachs & Co. as a Managing Director and Head of High Yield Capital Markets in 2006 and was named Partner in 2008. Prior to joining Goldman Sachs & Co., he was the Global Head of High Yield Capital Markets at Credit Suisse First Boston, and before that he worked at Donaldson, Lufkin & Jenrette. Mr. Packer serves as a Board Member for Wingspire Capital, a portfolio company of Blue

Owl Capital Corporation, and as Co-Chair of the Honorary Board of Kids in Crisis, a nonprofit organization that serves children in Connecticut. He is also on the Advisory Board for the Mount Sinai Department of Rehabilitation and Human Performance. In addition, Mr. Packer is on the Foundation Board of Trustees for the McIntire School of Commerce, University of Virginia and is a member of the Board of Trustees of the University of Virginia Athletics Foundation. Mr. Packer received an MBA from Harvard Business School and a BS from the University of Virginia.

Andrew R. Polland is the Chief Operating Officer of Blue Owl and Co-Chair of its Operating Committee. Prior to Blue Owl, Mr. Polland was the Chief Operating Officer of Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to Dyal Capital, Mr. Polland was the Chief Operating Officer, General Counsel, and Chief Compliance Officer of Hoplite Capital Management L.P. Prior to Hoplite, he was the General Counsel and Chief Compliance Officer of MSD Partners, L.P. and the Chief Compliance Officer of MSD Capital, L.P. Prior to MSD, Mr. Polland served as the Deputy Chief Compliance Officer and Head of Litigation of Fortress Investment Group LLC, and the Chief Compliance Officer of its affiliated broker-dealer (Fortress Capital Formation LLC). Prior to that, Mr. Polland was a litigation associate at Davis Polk & Wardwell LLP. He began his career as a federal law clerk to United States District Court Judge

Charles P. Sifton. Mr. Polland received a JD, magna cum laude, from the University of Pennsylvania, and a BS (with honors) in Industrial Labor Relations from Cornell University.

Neena A. Reddy is the Chief Legal Officer, General Counsel and Secretary of Blue Owl and a member of the firm’s Operating Committee. Ms. Reddy also serves as Vice President and Secretary of each of the Blue Owl BDCs. Ms. Reddy is also the executive sponsor of Blue Owl for Women’s Empowerment, Blue Owl’s women’s employee resource group. Prior to joining Owl Rock, the predecessor firm to Blue Owl’s Credit platform, Ms. Reddy was associate general counsel at Goldman Sachs & Co., from 2010 to 2019 and was dedicated to Goldman Sachs Asset Management L.P. (“GSAM”), where she was responsible for GSAM managed direct alternative products, including private credit. Prior to GSAM, she practiced as a corporate attorney at Boies Schiller & Flexner LLP and at Debevoise & Plimpton LLP. Prior to becoming an attorney, Ms. Reddy was a financial analyst in the private wealth division at Goldman Sachs & Co. Ms. Reddy currently serves on the Board of Directors for Partnership for New York City, representing Blue Owl. Ms. Reddy received a JD from New York University School of Law and a BA in English, magna cum laude, from Georgetown University.

Michael D. Rees is a Co-President of Blue Owl and a member of the Board. Mr. Rees is also the Head of the GP Strategic Capital platform. Previously, Mr. Rees founded Dyal Capital, the predecessor firm to Blue Owl’s GP Strategic Capital platform. Prior to founding Dyal Capital, Mr. Rees was a founding employee and shareholder of Neuberger Berman Group, transitioning from Lehman Brothers as part of the management buyout transaction in May 2009, and was the first Chief Operating Officer of Neuberger’s alternatives business. Mr. Rees was an employee of Lehman Brothers from April 2001 through May 2009. He had numerous roles at Lehman Brothers and was responsible for strategic acquisitions for the Investment Management Division. From 2003 through 2006, he was Head of Asset Management Strategy. Prior to joining Lehman Brothers, he was an associate at Marakon Associates. Mr. Rees received an MS in Mechanical Engineering and an MS in Technology Policy from Massachusetts Institute of Technology, and a BS in Mechanical Engineering and a BA in Political Science from the University of Pittsburgh. Mr. Rees currently serves on the Board of Directors of The Feinstein Institutes for Medical Research of Northwell Health. Mr. Rees and the Rees family are proud supporters of the Rees Chancellor Scholarship program at the University of Pittsburgh, his undergraduate alma mater.

Marc Zahr is a Co-President of Blue Owl and a member of the Board. Mr. Zahr is also the Global Head of the Real Assets platform, where he manages and oversees the Real Assets platform’s investment activities, including sourcing, underwriting, and negotiating all acquisitions. Mr. Zahr also serves as the Chairman of the Board of Trustees of Blue Owl Real Estate Net Lease Trust, a private placement REIT, and Blue Owl Digital Infrastructure Trust, a private placement REIT, and serves as the Co-Chairman of the Board of Trustees of Store Capital, a private placement REIT. Previously, Mr. Zahr founded Oak Street, the predecessor firm to Blue Owl’s Real Assets platform. Prior to founding Oak Street, Mr. Zahr served as Vice President at American Realty Capital where he was responsible for the analytics and acquisition activities within the company’s real estate portfolios, a Fixed Income Trader at TM Associates, and an Associate at Merrill Lynch. Mr. Zahr

was honored as one of Crain’s Chicago Business’s 40 Under 40 for 2018. Mr. Zahr received a BA in Communications from the University of Dayton.
There are no family relationships among any of our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis, we describe our executive compensation philosophy, programs, and the compensation decisions made with respect to the compensation for our NEOs (listed below) during our 2025 fiscal year. Our NEOs consist of our principal executive officers (“PEOs”), principal financial officer, and the three other most highly compensated executive officers.

Name	Principal Position
Douglas I. Ostrover	Co-Chief Executive Officer (principal executive officer)
Marc S. Lipschultz	Co-Chief Executive Officer (principal executive officer)
Alan Kirshenbaum	Chief Financial Officer (principal financial officer)
Craig W. Packer	Co-President
Michael D. Rees	Co-President
Marc Zahr	Co-President
Compensation Philosophy
Our business, as a global alternative asset manager, is dependent on the performance of our NEOs and other key employees. Among other things, we depend on their ability to find, select and execute investments; manage investment strategies of our products; oversee and enhance our operations; find and develop relationships with investors and other sources of capital; and provide other services essential to our continued success.
Our compensation philosophy has several primary objectives: (i) to attract, motivate and retain talented and experienced executives in our industry; (ii) to reward executives whose knowledge, skills and performance are critical to our success; (iii) to align executives’ interests with our investors and stockholders; (iv) to foster a shared commitment among executives by aligning their individual goals with the goals of our company; (v) to compensate our executives in a manner that incentivizes them to manage our business to meet our long-term objectives; and (vi) to reinforce our culture and values.
One of our most important values is our “one-firm” approach with shared responsibility and success. Accordingly, compensation is based on both our performance as a whole and an individual’s contributions. In addition, we conduct an evaluation of each employee’s contribution to the Company at least annually, including their commitment to our culture and values.
Base salaries reflect our NEOs’ proficiency and experience in their respective roles. In addition to base salary, we utilize a blend of variable and long-term pay vehicles to further incentivize and retain talent, providing an overall compensation package that is competitive with the market. Performance-based discretionary bonuses are generally paid annually to employees, including certain NEOs, based on our profitability, market analysis and individual performance.
Management equity ownership is a guiding principle for us, and we apply that principle to our NEOs: every NEO is expected to have a meaningful equity interest in the Company. This equity ownership serves to align the interests of our NEOs with those of our stockholders.
Our compensation program is a management tool that supports our mission and values. We believe our program reinforces and aligns our values, business strategy and operations with the goal of increasing distributable earnings. Compensation arrangements with our NEOs are described below under “Elements of Compensation.”
We did not engage a compensation consultant to determine the compensation of our NEOs in 2025. We also do not formally benchmark or set the compensation of our NEOs by reference to the compensation of a specific peer group.

Determination of Compensation for NEOs
We do not have a compensation committee. Except with respect to the compensation of Messrs. Ostrover, Lipschultz, Rees and Zahr, our Co-Chief Executive Officers have authority to determine the compensation of our NEOs. The compensation of Messrs. Kirshenbaum and Packer was determined by our Co-Chief Executive Officers. The compensation of Messrs. Ostrover, Lipschultz, Rees and Zahr is formulaic and based on the contractual terms in their respective Employment Agreements (defined below). The Board approves final equity grants to our NEOs.
Mitigation of Risk
We have determined that any risks arising from our compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. Our compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders and investors in our products.
Elements of Compensation
Our current executive compensation program consists of the following components: (i) base salary; (ii) cash bonus payments linked to our overall performance; (iii) periodic grants of long-term equity-based compensation, such as Incentive Units (as defined below); and (iv) other executive benefits and perquisites. We combine these elements to create competitive compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, and align the interests of our NEOs and other executives with those of our stockholders.
Base Salary
For 2025, each of our NEOs was paid a salary of $500,000. Although we believe that base salaries of our NEOs should not typically be the most significant amount of total compensation, senior management determined that this amount was sufficient to attract and retain top talent and to assist with living expenses throughout the year.
Cash Bonus Payments
Our senior management has authority to award cash bonuses to our NEOs at various times during the year. These cash bonuses are intended to provide incentive compensation by rewarding the achievement of corporate and individual performance objectives. All cash bonuses are subject to annual review by senior management. We believe that offering cash bonus opportunities helps us attract and retain qualified, highly skilled executives. These bonuses are designed to reward executives who have a positive impact on our results. The bonuses for 2025 are described in more detail below.
Mr. Kirshenbaum received discretionary cash bonus payments for his performance in 2025. The discretionary cash bonus awarded to Mr. Kirshenbaum recognizes his individual contributions to our overall goals and performance, both for the Company as a whole and in his respective area of responsibility. Factors that were included in determining the size of the award include Mr. Kirshenbaum’s accomplishments in driving our results, his leadership and management of his team and our overall performance. Comparisons were made to prior-year performance, to our other senior professionals, and to compensation levels commensurate within our industry, with the intention to reward, motivate and retain Mr. Kirshenbaum.
Equity-Based Compensation
We believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have granted equity-based compensation in the form of profits interests (“Incentive Units”) to our NEOs. We believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time.
For 2025, Messrs. Ostrover, Lipschultz, Rees and Zahr elected to receive quarterly grants of Incentive Units in satisfaction of their contractual right under their respective employment agreements (which are described in more detail below). Our Co-Chief Executive Officers determined the size of equity granted to our other NEOs, which was approved by our Board. Our Co-Chief Executive Officers considered each NEO’s current position with the Company, the size of their total compensation package and the amount of existing vested and unvested equity awards, if any, then held by the NEO when determining the size of equity grants made to our NEOs.

Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan
On April 1, 2025, we amended and restated the Amended and Restated Blue Owl Capital Inc. 2021 Omnibus Equity Incentive Plan (as amended, the “2021 Omnibus Plan”), which consisted of certain administrative changes to reflect the Internal Reorganization.
The 2021 Omnibus Plan allows for the grant of equity incentives, including restricted share units (“RSUs”), stock options, stock appreciation rights and restricted stock. The 2021 Omnibus Plan also allows for the issuance, from time to time, of certain Incentive Units to Blue Owl Management Vehicle LP (“Blue Owl MV”), an entity established for the benefit of certain of our management employees, by Blue Owl Holdings.
Incentive Units
Under the 2021 Omnibus Plan, the recipients of Incentive Units are entitled, through Blue Owl MV, to receive distributions from Blue Owl Holdings in accordance with the terms and subject to any restrictions set forth in the applicable limited partnership agreements for Blue Owl Holdings and Blue Owl MV. Incentive Units are currently counted against the share limit under the 2021 Omnibus Plan on a 1.00:1.00 basis; however, each Incentive Unit granted prior to June 13, 2024, is counted against the number of shares available for issuance on a 1.25:1.00 basis.
In 2025, the Company awarded Incentive Units to Messrs. Ostrover, Lipschultz, Packer, Rees and Zahr. All of these Incentive Units were fully vested upon the date of the grant, subject to a one-year lock-up period from the date of grant. Following the expiration of the one-year holding requirement and the attainment of required capital account thresholds, these Incentive Units are settled by the delivery of an equal number of Common Units of Blue Owl Holdings and Class C Shares. Common Units of Blue Owl Holdings may be exchanged, together with an equal number of Class C Shares (which are cancelled for no consideration in such exchange), from time to time at the request of the holder for an equal number of newly issued Class A Shares. Alternatively, at the election of an exchange committee of Blue Owl GP, the holder may receive a cash payment equal to the five-day volume weighted average price of our Class A Shares immediately prior to the applicable exchange date.
For Messrs. Ostrover, Lipschultz, Rees and Zahr, the amounts presented in the Summary Compensation Table for 2025 relate to the Incentive Units granted in satisfaction of their contractual right under their respective employment agreements, and include the grants with respect to the fourth quarter of 2024 granted in February 2025 and the first three quarters of 2025. Amounts related to the fourth quarter of 2025 were granted in February 2026, and therefore are not included in the table. For Mr. Packer, such grants were discretionary and in relation to his performance in 2025.
Other Executive Benefits and Perquisites
We provide the following benefits to our NEOs: (i) health insurance; (ii) life insurance and supplemental life insurance; (iii) short-term and long-term disability; (iv) wealth management services; and (v) various other benefits generally available to employees. We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.
Termination Payments
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We have entered into agreements with some of our NEOs pursuant to which such NEOs are entitled to certain benefits upon certain terminations. These termination benefits are enumerated and quantified in the section captioned “Executive Compensation—Potential Payments upon Termination or Change in Control.”
Clawback Policy
As provided in the section captioned “Corporate Governance and Other Board Information—Clawback Policy,” the Board has adopted a clawback policy that complies with NYSE’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder.

Section 280G of the Internal Revenue Code
Section 280G of the Code disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an executive officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Board will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.
Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Senior management will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects the manner by which deferred compensation opportunities are offered to our employees by requiring, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Accounting for Equity-Based Compensation
We follow the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for the accounting of our equity-based compensation awards. ASC 718 requires companies to determine the grant date fair value of equity-based awards using a variety of assumptions. The standard also requires companies to recognize the compensation cost associated with these awards in their income statements over the requisite service period, which is the period during which an employee must provide service in exchange for the award.
We anticipate that senior management will regularly evaluate the accounting implications of significant compensation decisions, particularly those related to our equity incentive award plans and programs. As accounting standards evolve, we may revise certain programs to ensure that the accounting expense associated with our equity awards remains aligned with our overall executive compensation philosophy and objectives.
Stockholder Say-on-Pay and Say-on-Frequency Vote
Say-on-Pay
We held an advisory vote on executive compensation at our 2025 annual meeting of stockholders (referred to as the “say-on-pay” vote), at which a majority of votes cast approved the compensation of our NEOs. The Board carefully considered the results of this vote when making decisions regarding our executive compensation program. Given the level of support, no significant changes were made to the program following the vote. We expect the next “say-on-pay” vote will occur at our 2028 annual meeting of stockholders.

Say-on-Frequency
We held an advisory vote on the frequency of future “say-on-pay” advisory votes (referred to as the “say-on-frequency” vote) at our 2025 annual meeting of stockholders. A majority of the votes cast were in favor of holding our “say-on-pay” votes every three years. Based on this outcome, the Board determined that future “say-on-pay” votes will be conducted every three years. The Board will re-evaluate this determination following the next stockholder advisory “say-on-frequency” vote, which is expected to occur at our 2031 annual meeting of stockholders, unless presented earlier.
Compensation Committee Report
As noted above, our Board does not have a compensation committee. The entire Board has reviewed and had the opportunity to discuss with management the foregoing Compensation Discussion and Analysis. Based on this review and discussion, the Board has determined that the Compensation Discussion and Analysis should be included in this proxy statement.

Douglas I. Ostrover Marc S. Lipschultz
Jennifer Brouse Claudia Holz Andrew S. Komaroff Craig W. Packer
Stacy Polley Michael D. Rees Dana Weeks Marc Zahr
2025 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our NEOs in 2025, 2024 and 2023.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas I. Ostrover	2025	500,000	—	27,994,188	742,867	29,237,055
Co-Chief Executive Officer	2024	500,000	—	22,666,620	745,812	23,912,432
	2023	500,000	—	17,304,596	673,599	18,478,195

Marc S. Lipschultz	2025	500,000	—	27,994,188	725,042	29,219,230
Co-Chief Executive Officer	2024	500,000	—	22,666,620	715,055	23,881,675
	2023	500,000	—	17,304,596	673,599	18,478,195

Alan Kirshenbaum	2025	500,000	4,500,000	—	134,650	5,134,650
Chief Financial Officer	2024	500,000	4,500,000	42,241,500	135,663	47,377,163
	2023	500,000	4,500,000	2,534,240	119,772	7,654,012

Craig W. Packer	2025	500,000	—	22,008,674	209,539	22,718,213
Co-President	2024	500,000	—	11,229,003	214,349	11,943,352
	2023	500,000	—	12,955,151	189,334	13,644,485

Michael D. Rees	2025	500,000	—	25,894,601	230,553	26,625,154
Co-President	2024	500,000	—	29,120,487	233,663	29,854,150
	2023	500,000	—	17,612,511	216,395	18,328,906

Marc Zahr	2025	500,000	—	27,994,188	507,436	29,001,624
Co-President	2024	500,000	—	20,947,125	500,019	21,947,144
(1)Represents the discretionary cash bonuses described in further detail above under the section titled “Elements of Compensation — Cash Bonus Payments — Discretionary Cash Bonus Payments.”

(2)Represents the grant date fair value of awards computed in accordance with ASC 718. With respect to Messrs. Ostrover, Lipschultz, Rees and Zahr for 2025, the amounts represent quarterly awards of Incentive Units granted in respect of quarterly payments earned under their respective employment agreements. The reported amounts reflect the aggregate grant date fair value under ASC 718 and may not correspond to the actual value that will ultimately be recognized by the NEOs. Awards related to the fourth quarter of 2025 were granted in February 2026 and, therefore, are not included in the table above. With respect to Mr. Packer for 2025, the amounts represent discretionary grants of Incentive Units. For additional information, see the table below and Note 10 to our Financial Statements.
(3)For 2025, represents (i) with respect to Mr. Ostrover, $697,446 for wealth management services, $27,396 for supplemental medical insurance provided to certain executives and $17,825 for rent for personal office space; (ii) with respect to Mr. Lipschultz, $697,446 for wealth management services and $27,396 for supplemental medical insurance provided to certain executives; (iii) with respect to Mr. Kirshenbaum, $115,178 for wealth management services and $19,272 for supplemental medical insurance provided to certain executives; (iv) with respect to Mr. Packer, $181,943 for wealth management services and $27,396 for supplemental medical insurance provided to certain executives; (v) with respect to Mr. Rees, $230,353 for wealth management services; and (vi) with respect to Mr. Zahr, $500,000 for wealth management services and $7,236 for parking. These amounts also include $200 for each NEO related to coverage provided for identity theft monitoring.

2025 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs in 2025. These amounts reflect the aggregate grant date fair values calculated under ASC 718 and may not correspond to the actual value that will be recognized by the recipients.

			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date
Douglas I. Ostrover	2/13/2025	(1)	374,602	8,162,577
	5/8/2025	(1)	376,549	6,367,444
	8/7/2025	(1)	369,021	6,742,014
	11/6/2025	(1)	470,739	6,722,153

Marc S. Lipschultz	2/13/2025	(1)	374,602	8,162,577
	5/8/2025	(1)	376,549	6,367,444
	8/7/2025	(1)	369,021	6,742,014
	11/6/2025	(1)	470,739	6,722,153

Craig W. Packer	2/13/2025	(2)	168,528	3,672,225
	5/8/2025	(2)	347,847	5,882,093
	8/7/2025	(2)	341,345	6,236,373
	11/6/2025	(2)	435,433	6,217,983

Michael D. Rees	2/13/2025	(3)	25,500	555,645
	5/8/2025	(3)	504,362	8,528,761
	8/7/2025	(3)	474,359	8,666,539
	11/6/2025	(3)	570,284	8,143,656

Marc Zahr	2/13/2025	(1)	374,602	8,162,577
	5/8/2025	(1)	376,549	6,367,444
	8/7/2025	(1)	369,021	6,742,014
	11/6/2025	(1)	470,739	6,722,153
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue (as defined in each executive officer’s respective Employment Agreement) earned with respect to the fourth quarter of 2024 and first, second and third quarters of 2025, less base salary. Amounts related to the fourth quarter of 2025 were granted in February 2026 and, therefore, are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but are subject to a one-year lock-up period.
(2)Represents discretionary quarterly grants of Incentive Units that were fully vested upon the date of grant but are subject to a one-year lock-up period.
(3)Represents Incentive Units granted in respect of the quarterly payment with respect to the fourth quarter of 2024 and the first, second and third quarters of 2025 earned under the Rees Employment Agreement (as defined below). Amounts related to the fourth quarter of 2025 were granted in February 2026 and, therefore, are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but are subject to a one-year lock-up period.

Narrative Description to the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2025 Fiscal Year
Written Agreements
We have entered into employment and restrictive covenant agreements (each, an “Employment Agreement”) with Messrs. Ostrover, Lipschultz and Zahr, as amended and restated on February 25, 2022, and with Mr. Rees, as amended and restated on August 7, 2023. Each Employment Agreement remains in effect indefinitely unless terminated in accordance with its terms. The NEOs have the right to voluntarily terminate their employment with us at any time, subject to minimum notice requirements. We may only terminate the employment of Messrs. Ostrover, Lipschultz, Rees and Zahr for cause (as defined in the respective Employment Agreement) or due to the NEO’s death or disability.
The Employment Agreements for Messrs. Ostrover, Lipschultz and Zahr provide that (i) a portion of each executive’s right to receive up to 1.33% of the Management Fee Revenue in excess of their base salaries (the “Additional Amounts”) will be paid in the form of Incentive Units, if offered by us and elected by the executive, and (ii) the remainder of any such Additional Amounts will be paid in cash. The proportion of cash and Incentive Units is subject to required consent under the Investor Rights Agreement. The number of Incentive Units issued is determined based on the volume-weighted average trading price of our Class A Shares for the ten trading days preceding the payment date. These Incentive Units are fully vested upon grant and are subject to a one-year lockup period and additional limitations on settlement. We offered Messrs. Ostrover, Lipschultz and Zahr the option to receive payment of the Additional Amounts in the form of Incentive Units in 2025 and 2026, and each elected to do so.
The Employment Agreement for Mr. Rees (the “Rees Employment Agreement”) provides that Mr. Rees is entitled to additional compensation each year in an amount equal to the excess, if any, of (i) the Applicable Portion (as defined in the Rees Employment Agreement), which is a formulaic amount based on the management fees of certain products, over (ii) Mr. Rees’ base salary (the “Additional Compensation”). Payment of the Additional Compensation will be made in quarterly cash installments, unless we offer Mr. Rees the option to receive it in Incentive Units, in which case he may elect to do so, subject to any necessary approvals under the Investor Rights Agreement. We offered Mr. Rees the option to receive payment of the Additional Compensation in the form of Incentive Units in 2025 and 2026, and he elected to do so. In December of each year, Mr. Rees will notify us of the specified dollar amount for the quarterly installments to be paid in the following year. For 2025, Mr. Rees set the quarterly payments at $9,250,000 per quarter. The Rees Employment Agreement also provides for true-up and repayment mechanisms at the end of each year, based on the final calculation of the Applicable Portion for that calendar year. These final true-ups occur upon the completion of our annual audit following the end of each fiscal year.
Each Employment Agreement requires Messrs. Ostrover, Lipschultz, Rees and Zahr to protect our confidential information both during and after their employment. In addition, during their employment and (i) for two years following their termination of employment (the “Termination Date,” and such period, the “Restricted Period”), they are required to refrain from soliciting employees under the circumstances specified in their respective agreement; (ii) for one year following their Termination Date (or, for Mr. Zahr, during the Restricted Period), they must refrain from soliciting our clients as specified in their respective agreement; and (iii) for five years following their Termination Date (or, for Mr. Zahr, the later of (x) December 29, 2026 or (y) one year after his Termination Date) (the “Non-Compete Restricted Period”), they are required to refrain from interfering with our relationships with investors and from competing with (a) any of our business lines as of their Termination Date or (b) any business line planned as of their Termination Date to be implemented within the 12-month period following such Termination Date.

If the employment of Messrs. Ostrover or Lipschultz is terminated for any reason, they will be entitled to an annual amount equal to 1.33% of Management Fee Revenue during the Non-Compete Restricted Period. However, this entitlement does not apply if their employment is terminated (i) for cause or (ii) as a result of voluntary departure prior to May 19, 2026, which is the fifth anniversary of the Business Combination. If Mr. Zahr's employment is terminated for any reason other than for cause (and not due to his death or disability): (i) prior to January 1, 2027, he will be entitled to continuation of his base salary for one year following the Termination Date and Additional Compensation through December 31, 2026; and (ii) following January 1, 2027, he will be entitled to continuation of his base salary for one year following his Termination Date. If Mr. Rees’ employment is terminated for any reason other than (i) for cause or (ii) as a result of voluntary departure prior to May 19, 2026, he will be entitled to receive an annual amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Employment Agreement) for each year during the Non-Compete Restricted Period. The continued compensation described above is subject to the execution and delivery to us of a general release of claims and continued compliance with the covenants not to compete with us, as set forth in each executive’s Employment Agreement, during the Non-Compete Restricted Period.
Mr. Kirshenbaum is party to a letter agreement with Owl Rock Capital Partners LP, dated July 22, 2016, which provides for certain termination benefits. Pursuant to this letter agreement, upon termination of Mr. Kirshenbaum’s employment for any reason, he is entitled to (i) continued base salary and health benefits for a period of 12 months following termination, and (ii) a lump sum cash payment of $1,000,000, payable on the one-year anniversary of the termination date. The letter agreement was entered into in consideration of Mr. Kirshenbaum’s agreement to a 12-month post-employment non-solicitation period and a 12-month post-employment period during which he must continue to observe duties of fidelity and good faith.
Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets forth the number of Incentive Units, as well as the market value of such Incentive Units, outstanding for our NEOs as of December 31, 2025. The dollar amounts shown in the table below do not reflect the value of compensation actually received by the NEOs.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan Kirshenbaum	200,000	2,556,000	(1)
	1,400,000	16,152,500	(2)
(1)Represents unvested Incentive Units granted on January 12, 2022, that will vest on December 15, 2026.
(2)Represents unvested Incentive Units granted on December 2, 2024, that will vest in four equal installments on December 15, 2026, 2027, 2028 and 2029.

Option Exercises and Stock Vested in the 2025 Fiscal Year
The following table sets forth certain information with respect to the vesting of Incentive Units in 2025, with respect to our NEOs. Amounts reflect the aggregate market values on vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas I. Ostrover	1,590,911	27,994,188	(1)
Marc S. Lipschultz	1,590,911	27,994,188	(1)
Alan Kirshenbaum	550,000	7,832,000	(2)
Craig W. Packer	1,293,153	22,008,674	(3)
Michael D. Rees	1,574,505	25,894,601	(4)
Marc Zahr	1,590,911	27,994,188	(1)
(1)Represents quarterly grants of Incentive Units in an amount equal to 1.33% of the Management Fee Revenue earned with respect to the fourth quarter of 2024 and the first, second and third quarters of 2025, less base salary. Amounts related to the fourth quarter of 2025 were granted in February 2026 and, therefore, are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but are subject to a one-year lock-up period. For information on the related grant dates of these awards, see the table above under “2025 Grants of Plan-Based Awards.”
(2)Represents (i) 200,000 Incentive Units that vested on December 15, 2025, related to Incentive Units granted on January 12, 2022, that remain subject to a one-year lock-up period from the vesting date, and (ii) 350,000 Incentive Units that vested on December 15, 2025, related to Incentive Units granted on December 2, 2024, that remain subject to a one-year lock-up period from the vesting date.
(3)Represents discretionary quarterly grants of Incentive Units that were fully vested upon the date of grant but are subject to a one-year lock-up period. For information on the related grant dates of these awards, see the table above under “2025 Grants of Plan-Based Awards.”
(4)Represents Incentive Units granted in respect of the quarterly payment with respect to the fourth quarter of 2024 and the first, second and third quarters of 2025 earned under the Rees Employment Agreement. Amounts related to the fourth quarter of 2025 were granted in February 2026 and, therefore, are not included in the table above. The Incentive Units granted were fully vested upon the date of grant but are subject to a one-year lock-up period. For information on the related grant dates of these awards, see the table above under “2025 Grants of Plan-Based Awards.”
Pension Benefits
Our NEOs did not participate in, nor do they have account balances in, any qualified or nonqualified defined benefit plans sponsored by us. Our Board or senior management may elect to adopt qualified or nonqualified benefit plans in the future if they determine that doing so is in our best interest.
Nonqualified Deferred Compensation
Our NEOs did not participate in, nor do they have account balances in, any nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Board or senior management may elect to provide our NEOs and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interest.

Potential Payments upon Termination or a Change in Control
As described in the section titled “Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2025 Fiscal Year—Written Agreements,” certain NEOs have entitlements to payment upon termination. Under the Employment Agreements for Messrs. Ostrover, Lipschultz and Rees, if the employment of any of these individuals had terminated as of the end of our 2025 fiscal year for any reason other than (i) for cause or (ii) voluntary departure prior to May 19, 2026 (the fifth anniversary of the date of the Business Combination), (a) each of Messrs. Ostrover and Lipschultz would have been entitled to an annual amount equal to 1.33% of Management Fee Revenue (approximately $167,708,834 based on our total GAAP management fees in 2025) and (b) Mr. Rees would have been entitled to an amount equal to 30% of the GP Strategic Capital Aggregate Compensation Amount (as defined in the Rees Employment Agreement) (approximately $178,106,858 based on the relevant adjusted GAAP management fees earned by us in 2025), in each case, during the five-year Non-Compete Restricted Period. In accordance with Mr. Kirshenbaum’s letter agreement, if his employment had terminated for any reason, he would have been entitled to receive one year of base salary and health benefits, as well as a lump sum cash payment of $1,000,000 to be paid upon the one-year anniversary of such termination (approximately $1,519,272 based on his base salary and health benefits in 2025). Under Mr. Zahr's Employment Agreement, if his employment had terminated for any reason other than cause (and not due to his death or disability) as of the end of our 2025 fiscal year, he would have been entitled to receive his base salary and Additional Compensation until January 1, 2027 (approximately $33,541,767 based on his base salary and our total GAAP management fees in 2025).
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we determined that: (i) the 2025 total compensation of Mr. Ostrover, our Co-Chief Executive Officer, was $29,237,055, which was approximately 84 times the total compensation of our median employee in 2025; and (ii) the 2025 total compensation of Mr. Lipschultz, our Co-Chief Executive Officer, was $29,219,230, which was approximately 84 times the total compensation of our median employee in 2025. The total compensation of the median employee in 2025 was $346,350.
We identified the median employee by considering base salary, bonus and the value of equity awards granted during our 2025 fiscal year for all individuals employed by us on December 31, 2025, excluding our Co-Chief Executive Officers. No cost-of-living adjustments or de minimis exemptions were applied. After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology used to determine the compensation of our Co-Chief Executive Officers, as presented in the “2025 Summary Compensation Table.”

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid (as defined by SEC rules) and certain of our financial performance measures. We do not use any financial performance measures to link compensation actually paid to our NEOs to our performance. Accordingly, pursuant to SEC rules, we have not included a “Company-Selected Measure” or a tabular list of performance measures. For additional information regarding our executive compensation program, please refer to the “Compensation Discussion and Analysis” section above.

Year	Summary Compensation Table Total for		Compensation Actually Paid for		Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($ in Thousands) (6)
	Mr. Ostrover (Co-PEO) ($)(1)	Mr. Lipschultz (Co-PEO) ($)(1)	Mr. Ostrover (Co-PEO) ($)(2)	Mr. Lipschultz (Co-PEO) ($)(2)			Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)(5)
2025	29,237,055	29,219,230	29,237,055	29,219,230	20,869,910	17,232,811	156	196	305,487
2024	23,912,432	23,881,675	23,912,432	23,881,675	30,906,119	34,460,078	233	187	420,446
2023	18,478,195	18,478,195	18,478,195	18,478,195	13,064,035	16,356,681	144	135	220,776
2022	10,135,385	N/A	10,135,385	N/A	12,200,608	9,501,705	98	110	(40,235)
2021	11,637,178	N/A	11,637,178	N/A	291,966,801	347,800,318	132	141	(1,802,266)
(1)In 2025, 2024 and 2023, our co-PEOs were Messrs. Ostrover and Lipschultz. In 2022 and 2021, our PEO was Mr. Ostrover. The dollar amounts presented represent the total compensation reported in the “Total” column of the “Summary Compensation Table” for each applicable fiscal year.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to the PEOs and the average amount of “compensation actually paid” to the Non-PEO NEOs, as calculated in accordance with Item 402(v) of Regulation S-K. Please refer to footnote (3) for the list of Non-PEO NEOs included in the calculation of average amounts for each applicable year. These dollar amounts do not reflect the actual amount or average actual amount of compensation earned by or paid to the PEOs or the Non-PEO NEOs during the applicable year. The adjustments detailed in the table below were made to total compensation for each year to determine the “compensation actually paid”:

Adjustments to Summary Compensation Table Totals to Determine Compensation Actually Paid	2025
	Mr. Ostrover (Co-PEO) ($)	Mr. Lipschultz (Co-PEO) ($)	Average for Non-PEO NEOs ($)
Total compensation as reported in the summary compensation table	29,237,055	29,219,230	20,869,910
Deduction for fair value of awards granted during the covered year	(27,994,188)	(27,994,188)	(18,974,366)
Fair value of awards granted in covered year that remain outstanding and unvested (value at end of year)	—	—	—
Fair value as of vesting date for awards that were granted and vested during the year	27,994,188	27,994,188	18,974,366
Change in fair value from end of prior year to vesting date for awards granted in prior years that vested during covered year	—	—	(925,375)
Change in fair value from end of prior year to end of covered year for awards granted in prior years that were outstanding and unvested at end of covered year	—	—	(2,886,125)
Dividends or other earnings paid on stock or options awards in the covered year prior to the vesting date that are not otherwise included in the total compensation for the covered year	—	—	174,401
Compensation actually paid	29,237,055	29,219,230	17,232,811
(3)During 2025, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Packer, Rees and Zahr. During 2024, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Rees, Zahr and Ms. Reddy. During 2023, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Packer, Rees and Ward. During 2022, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Lipschultz, Packer and Ward. During 2021, our non-PEO NEOs consisted of Messrs. Kirshenbaum, Rees, Ward and Zahr. The dollar amounts presented represent the simple average of the total compensation reported for the non-PEO NEOs as a group (excluding the PEO(s) for each respective year) in the “Total” column of the “Summary Compensation Table” for each applicable fiscal year.
(4)Total stockholder return (“TSR”) and our peer group’s TSR assumes $100 invested at December 31, 2020.

(5)The peer group referenced for purposes of the peer group TSR is the Dow Jones U.S. Asset Managers Index.
(6)Represents the amount of consolidated net income (loss) reflected in our audited financial statements for each applicable fiscal year.
Pay Versus Performance Comparative Disclosure
We do not use TSR or GAAP consolidated net income (loss) as performance measures in our overall executive compensation program. As a result, there is not a causal relationship between these performance measures and the amount of “compensation actually paid” to the PEOs and the non-PEO NEOs. Nevertheless, as required by Item 402(v)(5)(iv) of Regulation S-K, we are providing a comparison of “compensation actually paid,” our TSR, our peer group’s TSR and our GAAP consolidated net income (loss).
As demonstrated in the first table under the heading “Pay Versus Performance,” PEO “compensation actually paid” decreased from 2021 to 2022, and then increased each year from 2022 through 2025. Average “compensation actually paid” to non-PEO NEOs decreased from 2021 to 2022, increased each year from 2022 through 2024, and then decreased from 2024 to 2025. Our TSR decreased from 2021 to 2022, increased each year from 2022 through 2024, and then decreased from 2024 to 2025. Our peer group’s TSR decreased from 2021 to 2022, and then increased each year from 2022 through 2025. GAAP consolidated net income (loss) increased each year from 2021 through 2024, then decreased in 2025.
Equity Compensation Plan Information
The following table provides certain information with respect to the 2021 Omnibus Plan as of December 31, 2025, the only equity compensation plan in effect as of such date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	104,600,151	—	51,154,861
Equity compensation plans not approved by security holders	—	—	—
Total	104,600,151	—	51,154,861
(1)Column (a) reflects 41,562,935 Class A Shares issuable in respect of RSUs outstanding, 29,507,562 Class A Shares issuable in respect of Incentive Units outstanding, 33,529,654 Class A Shares issuable in respect of Incentive Units that have converted to Common Units that remain outstanding.
(2)Column (c) represents the total Class A Shares approved to be issued under the 2021 Omnibus Plan of 175,834,537, reduced by: 41,562,935 RSUs outstanding; 8,823,328 Class A Shares issued in respect of vested RSUs; 29,507,562 Incentive Units outstanding; 33,529,654 Common Units outstanding; and 632,058 Class A Shares related to Common Units exchanged for Class A Shares. Incentive Units and Common Units resulting from the conversion of Incentive Units granted prior to the amendment to the 2021 Omnibus Plan adopted on June 13, 2024, reduce the number of Class A Shares available for issuance under the 2021 Omnibus Plan by a factor of 1.25. Incentive Units and Common Units resulting from the conversion of Incentive Units granted after the amendment reduce the number of Class A Shares available for issuance under the 2021 Omnibus Plan on a one-to-one basis.

COMPENSATION OF OUR DIRECTORS
Each director who is not an employee of any entity related to Blue Owl (“independent directors”) is entitled to an annual cash retainer of $150,000 for service as a member of the Board. Members of the audit committee (other than its chair) receive an additional cash retainer of $25,000 per year for committee service, and the chair of the audit committee receives an additional cash retainer of $50,000 per year for committee service. In addition, each independent director is entitled to an annual equity grant of RSUs with a value of $200,000 (based on a volume-weighted average share price leading up to the grant date, which may differ from the grant date fair value of such award under ASC 718 as presented in the table below). These equity awards fully vest one year following the date of grant, subject to the director’s continued service on the Board. Directors affiliated with Neuberger are expected to waive their right to any compensation payable under this program.
We also reimburse independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses related to their in-person attendance at Board and committee meetings. Directors who are employees of, or provide services to (other than as a director), any entity related to Blue Owl do not receive any additional compensation for their services as directors.
The Board periodically reviews the compensation of independent directors to ensure the appropriateness of the compensation program.
2025 Director Compensation Table
The following table contains information concerning the compensation paid in 2025 to non-employee directors and employee directors who were not executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Jennifer Brouse(4)	—	2,499,582	2,892,473	5,392,055
Claudia A. Holz	200,000	187,675	—	387,675
Andrew S. Komaroff(5)	—	—	—	—
Stacy Polley	175,000	187,675	—	362,675
Dana Weeks	175,000	187,675	—	362,675
(1)On May 8, 2025, Mmes. Holz, Polley and Weeks each received equity grants of 10,905 RSUs pursuant to the 2021 Omnibus Plan. These RSUs vest, with certain limited exceptions, on May 15, 2026. These grants relate to the $200,000 annual equity grant described above; however, the amounts in this column represent the grant date fair value of such awards, computed in accordance with ASC 718. For Ms. Brouse, the amount in this column represents the grant date fair value, computed in accordance with ASC 718, of the following equity awards granted on December 9, 2025, pursuant to the 2021 Omnibus Plan: (i) 29,649 Incentive Units that were fully vested upon the date of grant but are subject to a one-year lock-up period from the date of grant, and (ii) 146,617 RSUs that will vest in three equal installments on February 15, 2027, 2028 and 2029. For additional information, see Note 10 to our Financial Statements.
(2)As of December 31, 2025, the aggregate number of unvested stock awards held by each of our non-executive officer directors was as follows: Ms. Brouse: 178,306 RSUs and 50,000 Incentive Units; Ms. Polley: 10,905 RSUs; Ms. Holz: 10,905 RSUs; Ms. Weeks: 10,905 RSUs.
(3)Amount for Ms. Brouse reflects her base salary of $350,000 and a discretionary cash bonus of $2,542,473.
(4)Reflects the compensation Ms. Brouse received for her service as an employee. No additional compensation was paid to Ms. Brouse for her service as a director.
(5)No compensation was paid to Mr. Komaroff for his service as a director.
The compensation of Messrs. Ostrover, Lipschultz, Packer, Rees and Zahr is presented in the “2025 Summary Compensation Table” and the related tables that follow. In 2025, Mr. Ward served as both an executive officer and director until his resignation from the Board on February 26, 2025; however, he was not a NEO during that time, nor would have been a NEO had he served as an executive officer through the end of the year. Mr. Ward has been omitted from the table above because he did not receive any additional compensation for his service as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our Class A Shares, Class C Shares and Class D Shares as of the date hereof, based on reported ownership as of April 6, 2026, with respect to: (i) each person known by us to beneficially own 5% or more of our outstanding Class A Shares, Class C Shares or our Class D Shares; (ii) each member of the Board and each executive officer; and (iii) the members of the Board and our executive officers as a group.
Beneficial ownership is determined according to SEC rules, which generally provide that a person is deemed to have beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants that are currently exercisable or exercisable within 60 days is deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner. The aggregate voting power of the Class B Shares and Class D Shares represents 80% of the total voting power of all shares of capital stock of Blue Owl. The percentage of total voting power set forth in the table below is calculated based on this allocation.
The following beneficial ownership percentages are based on 675,802,413 Class A Shares, zero Class B Shares, 578,948,693 Class C Shares and 304,299,203 Class D Shares issued and outstanding as of April 6, 2026.
Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares beneficially owned by such person.

Name of Beneficial Owner(1)	Class A Shares Beneficially Owned(2)		Class C Shares Beneficially Owned		Class D Shares Beneficially Owned		Combined Total Voting Power
	Shares	Percent	Shares	Percent	Shares	Percent
Directors and Executive Officers of Blue Owl
Douglas I. Ostrover(3)†	158,000	*	46,773,794	8.1%	170,884,846	56.2%	45.7%
Marc S. Lipschultz(4)†	158,000	*	—	—%	—	—%	*
Jennifer Brouse (5)	11,695	*	—	—%	—	—%	*
Claudia Holz(6)	79,480	*	—	—%	—	—%	*
Alan Kirshenbaum(7)†	33,670	*	—	—%	—	—%	*
Andrew S. Komaroff	—	—%	—	—%	—	—%	—%
Craig W. Packer(8)†	125,000	*	—	—%	—	—%	*
Andrew Polland(9)	71,790	*	—	—%	—	—%	*
Stacy Polley(10)	49,480	*	—	—%	—	—%	*
Neena A. Reddy	40,292	*	—	—%	—	—%	*
Michael D. Rees(11)†	—	—%	4,003,203	*	133,414,357	43.8%	35.1%
Dana Weeks(12)	49,480	*	—	—%	—	—%	*
Marc Zahr(13)	—	—%	45,507,772	7.9%	—	—%	*
All Directors and Executive Officers of Blue Owl as a Group (13 Individuals)	776,887	*	96,284,769	16.6%	304,299,203	100.0%	81.5%

Five Percent Holders
BB Holdings AA LP and Affiliates(14)	33,500,000	5.0%	—	—%	—	—%	*
Capital International Investors(15)	47,932,432	7.1%	—	—%	—	—%	*
Capital World Investors(16)	56,875,177	8.4%	—	—%	—	—%	*
Dyal Capital SLP LP(17)†	—	—%	—	—%	133,414,357	43.8%	35.1%
FMR LLC(18)	83,780,075	12.4%	—	—%	—	—%	1.3%
NBSH Blue Investments, LLC(19)	—	—%	369,812,778	63.9%	—	—%	5.9%
OSREC Feeder, LP (13)	—	—%	45,507,772	7.9%	—	—%	*
Owl Rock Capital Feeder LLC(3)(20)†	—	—%	46,773,794	8.1%	170,884,846	56.2%	45.7%

†    The Principals, Owl Rock Feeder and Dyal Capital SLP LP have agreed to vote the securities reported as beneficially owned by Owl Rock Feeder and Dyal Capital SLP LP in favor of each other’s director designees. Such agreement may be deemed to create a group that beneficially owns all of the securities by each of Owl Rock Feeder and Dyal Capital SLP LP, which holdings would represent 80.7% of the Issuer’s aggregate voting power.

*    Less than one percent.
(1)Unless otherwise noted, the addresses of each of Blue Owl’s directors, officers and five percent holders is 399 Park Avenue, 37th Floor, New York, NY 10019.
(2)Does not include (a) unvested RSUs as follows: (i) Ms. Brouse — 164,607; (ii) Mr. Polland — 430,934; and (iii) Ms. Reddy — 575,892; or (b) Incentive Units and Common Units (and related Class C Shares) held by Blue Owl MV on behalf of each person (or their affiliated trust or investment vehicle) in each case, respectively, as follows: (i) Mr. Ostrover — 6,129,987; (ii) Mr. Lipschultz — 6,129,987; (iii) Ms. Brouse — 261,199; (iv) Mr. Kirshenbaum — 3,600,000; (v) Mr. Packer — 5,006,029; (vi) Mr. Polland — 832,038; (vii) Ms. Reddy — 1,760,569; (viii) Mr. Rees — 5,593,705; and (ix) Mr. Zahr — 5,017,799. Each RSU represents the contingent right to receive one Class A Share upon vesting, and each Incentive Unit, upon vesting and settlement, will be issued an equal number of Common Units and Class C Shares. Such Common Units may be exchanged (after expiration of any applicable lock-up and cancellation of an equal number of Class C Shares), from time to time at the request of the holder, for an equal number of newly issued Class A Shares (or, at the election of an exchange committee of Blue Owl GP, a cash payment equal to the five-day volume weighted average price of shares of Class A Shares immediately prior to the applicable exchange date).
(3)Includes 158,000 Class A Shares directly held by The Douglas I. Ostrover 2016 Descendants’ Trust, over which Mr. Ostrover has sole investment and voting power. Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 38,534,736 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover; 15,727,292 Class D Shares and an equal number of Common Units on behalf of Mr. Ostrover’s spouse; and 18,087,459 Class D Shares and an equal number of Common Units on behalf of The Douglas I. Ostrover 2016 Descendants’ Trust. Due to certain provisions in the organizational documents of Owl Rock Capital Partners LP, Mr. Ostrover may be deemed to beneficially own such Class D Shares and Common Units held on his behalf by Owl Rock Capital Feeder LLC. Mr. Ostrover expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Owl Rock Capital Feeder LLC, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(4)Includes 79,000 Class A Shares directly held by Marc S. Lipschultz and 79,000 Class A Shares directly held by The Lipschultz Family 2004 Long Term Trust, over which Mr. Lipschultz has sole investment and voting power.The number of shares and class ownership percentages reported for Mr. Lipschultz exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 21,912,440 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz; 24,231,887 Class D Shares and an equal number of Common Units held on behalf of Mr. Lipschultz’s spouse; and 11,550,711 Class D Shares and an equal number of Common Units held on behalf of the Lipschultz Family OR Trust, over which Mr. Lipschultz has sole investment and voting power. Mr. Lipschultz expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Owl Rock Capital Feeder LLC, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(5)Ms. Brouse directly holds 11,695 Class A Shares. The number of shares and class ownership percentages reported for Ms. Brouse exclude 148,770 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Ms. Brouse. Ms. Brouse expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Dyal Capital SLP LP, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(6)Includes 10,905 Class A Shares to be received upon vesting on May 15, 2026, of RSUs granted under the 2021 Omnibus Plan; 30,000 Class A Shares held by the spouse of Ms. Holz; and 38,575 Class A Shares that Ms. Holz holds directly.
(7)Mr. Kirshenbaum may be deemed to directly hold 33,670 Class A Shares held by the Alan Kirshenbaum Revocable Trust.The number of shares and class ownership percentages reported for Mr. Kirshenbaum exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including 37,696 Class D Shares and an equal number of Common Units held on behalf of Mr. Kirshenbaum. Mr. Kirshenbaum expressly disclaims beneficial ownership of such Class D Shares and

Common Units held by Owl Rock Capital Feeder LLC, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(8)Includes 94,000 Class A Shares directly held by The Craig W. Packer 2021 Trust Agreement for Grant Price and 31,000 Class A Shares directly held by Packer Family Trust 2017. The number of shares and class ownership percentages reported for Mr. Packer exclude Class D Shares and Common Units for which Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control, including: 22,512,065 Class D Shares and an equal number of Common Units held on behalf of Mr. Packer; and 4,393,421 Class D Shares and an equal number of Common Units held on behalf of Packer Family Trust 2017. Mr. Packer expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Owl Rock Capital Feeder LLC, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(9)Mr. Polland directly holds 71,790 Class A Shares. The number of shares and class ownership percentages reported for Mr. Polland exclude 74,687 Class D Shares and an equal number of Common Units held by Dyal Capital SLP LP on behalf of Mr. Polland, his spouse or one or more entities controlled by him. Mr. Polland expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Dyal Capital SLP LP, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares.
(10)Includes 10,905 Class A Shares to be received upon vesting on May 15, 2026, of RSUs granted under the 2021 Omnibus Plan, and 38,575 Class A Shares that Ms. Polley holds directly.
(11)Dyal Capital SLP LP holds 11,209,723 Class D Shares and an equal number of Common Units, on behalf of Mr. Rees, his spouse, or one or more entities controlled by him. By virtue of Mr. Rees’s indirect control of the general partner of, and his indirect interests in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own all of the Class D Shares and Common Units held on his behalf by Dyal Capital SLP LP. Mr. Rees expressly disclaims beneficial ownership of such Class D Shares and Common Units held by Dyal Capital SLP LP, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares. Additionally, Blue Owl GP Stakes II (A) LP, a Cayman Islands exempted limited partnership, holds 4,003,203 Class C Shares and, as a member of its investment committee, Mr. Rees may be deemed to beneficially own such Class C Shares but expressly disclaims beneficial ownership thereof.
(12)Includes 10,905 Class A Shares to be received upon vesting on May 15, 2026, of RSUs granted under the 2021 Omnibus Plan, and 38,575 Class A Shares that Ms. Weeks holds directly.
(13)OSREC Feeder, LP, a Delaware limited partnership (“OSREC Feeder”), holds 45,507,772 Class C Shares and an equal number of Common Units on behalf of Augustus, LLC (“Augustus”), an investment vehicle controlled by Mr. Zahr, with 90% of such Class C Shares and Common Units indirectly held by Augustus on behalf of the Zahr Family Gift Trust (the “Zahr Family Gift Trust”), with James J. Hennessey as trustee of the Zahr Family Gift Trust and 10% of such Class C Shares and Common Units indirectly held by Augustus on behalf of the Marc Zahr Revocable Trust DTD 8/12/2013 (the “Zahr Revocable Trust”), with Mr. Zahr as trustee of the Zahr Revocable Trust.
(14)Based solely upon information contained in the Schedule 13G/A filed with the SEC on November 13, 2024. Includes 3,500,000 Class A Shares directly held by BB Holdings AC LP, a Delaware limited partnership (“BB Holdings AC”), 20,000,000 Class A Shares directly held by BB Holdings AA LP, a Delaware limited partnership (“BB Holdings AA” and, together with BB Holdings AC, the “ICQ Limited Partnerships”) and 10,000,000 Class A Shares directly held by Co-Investment Portfolio 2021 LP, a Delaware limited partnership (“Co-Investment Portfolio 2021”). Tactical Opportunities Portfolio 2020 LP, a Delaware limited partnership (“Tactical Opportunities 2020”, and together with the ICQ Limited Partnerships, the “Limited Partnerships”) does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. ICQ BB GP, LLC, a Delaware limited liability company, (“ICQ BB”), the general partner of ICQ Limited Partnerships, may be deemed to beneficially own 23,500,000 Class A Shares, held by the ICQ Limited Partnerships. ICQ Co-Investment II TT GP, LLC, a Delaware limited liability company (“ICQ Co-Investment”), the general partner of Co-Investment Portfolio GP, may be deemed to beneficially own 10,000,000 Class A Shares, beneficially owned by the Co-Investment Portfolio GP. Co-Investment Portfolio GP II LP, a Delaware limited partnership (“Co-Investment Portfolio GP”), the general partner of Co-Investment Portfolio

2021, may be deemed to beneficially own 10,000,000 Class A Shares, held by Co-Investment Portfolio 2021. Tactical Opportunities Portfolio GP, LP, a Delaware limited partnership (“Tactical Opportunities Portfolio GP”), the general partner of Tactical Opportunities 2020, does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. ICQ Tactical Opportunities TT GP, LLC, a Delaware limited liability company (“ICQ Tactical Opportunities” and, together with ICQ BB and ICQ Co-Investment, the “Ultimate General Partners”), the general partner of Tactical Opportunities Portfolio GP, does not beneficially own any shares of Class A Common Stock and beneficially owns 0.0% of the outstanding Class A Common Stock and its combined voting power of the Class A Common Stock. Divesh Makan, a citizen of the United States, may be deemed to beneficially own 33,500,000 Class A Shares, held by the Limited Partnerships, Co-Investment Portfolio Funds, Tactical Opportunities Funds and Mr. Makan. Mr. Makan is the managing member of each of the general partners and may be deemed to have voting, investment, and dispositive power with respect to the shares held by the Limited Partnerships. The address of the foregoing entities and person is c/o ICONIQ Capital, 50 Beale Street, Suite 2300, San Francisco, CA 94105.
(15)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on November 13, 2024, by and on behalf of Capital International Investors (“CII”), a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CII's divisions of each of the investment management entities collectively provide investment management services under the name “Capital International Investors.” The address of the principal business office of CII is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(16)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on April 6, 2026, by and on behalf of Capital World Investors (“CWI”). CWI is a division of CRMC, as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc., and Capital Group Investment Management Private Limited (together with CRMC, the “investment management entities”). CWI's divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI is deemed to be the beneficial owner of 56,875,177 Class A Shares and has sole voting power over 56,874,813 of such Class A Shares. The address of the principal business office of CWI is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.
(17)By virtue of his indirect control of the general partner of, and his indirect interest in, Dyal Capital SLP LP, Mr. Rees may be deemed to beneficially own the Class D Shares and the Common Units held by Dyal Capital SLP LP. Mr. Rees disclaims beneficial ownership of the Class D Shares and Common Units held by Dyal Capital SLP LP, as well as any Class A Shares or Class B Shares that may be acquired upon exchange of such Common Units and Class D Shares. The business address for each of Mr. Rees and Dyal Capital SLP LP is 399 Park Avenue, 37th Floor, New York, NY 10019.
(18)Based solely upon information contained in the Schedule 13G/A jointly filed with the SEC on February 5, 2026, by and on behalf of FMR LLC and certain of its subsidiaries and affiliates, and other companies that beneficially own, or that may be deemed to beneficially own the securities. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address for each of the persons and entities identified in this footnote is 245 Summer Street, Boston, Massachusetts 02210.
(19)Includes 363,174,337 Class C Shares and an equal number of Common Units beneficially owned by NBSH Blue Investments, LLC and 6,638,441 Class C Shares and an equal number of Common Units beneficially owned by NBSH Blue Investments II, LLC. By virtue of the control of NBSH Blue Investments, LLC and NBSH Blue Investments II, LLC by affiliates of NBSH Acquisition, LLC, NBSH Acquisition, LLC may be deemed to beneficially own the Class C Shares beneficially owned by NBSH Blue Investments, LLC and NBSH Blue

Investments II, LLC. Three or more individuals are expected to have decision making authority with respect to the Class C Shares held indirectly by NBSH Acquisition, LLC, and therefore no individual is a beneficial holder of the shares held by NBSH Acquisition, LLC. The business address for each of NBSH Acquisition, LLC, NBSH Blue Investments II, LLC and NBSH Blue Investments, LLC is 1290 Avenue of the Americas, New York, NY 10104.
(20)Owl Rock Capital Partners LP, as the managing member of Owl Rock Capital Feeder LLC, exercises voting control over 170,884,846 Class D Shares on behalf of the Owl Rock Principals and 46,773,794 Class C Shares on behalf of Dyal Capital Partners IV Holdings (A) LP (“GP Stakes IV”). Owl Rock Capital Partners LP is managed by Owl Rock Capital Partners (GP) LLC, which is governed by an executive committee comprised of Messrs. Ostrover, Lipschultz and Packer, with decisions over certain matters requiring the vote of Mr. Ostrover. As such, Mr. Ostrover may be deemed to beneficially own all such Class C Shares, Class D Shares and Common Units. Each of the foregoing individuals and entities disclaims beneficial ownership of the Class C Shares, Class D Shares and Common Units held by Owl Rock Capital Feeder LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Investor Rights Agreement
In connection with the Business Combination, we entered into the Investor Rights Agreement. Among other provisions, the Investor Rights Agreement provides for a ten-person board of directors, consisting of: (i) three individuals designated by the ORC Principals (as defined therein), currently Messrs. Ostrover, Lipschultz and Packer; (ii) two individuals designated by the Dyal Principals (as defined therein), currently Ms. Brouse and Mr. Rees; (iii) one individual designated by Neuberger, currently Mr. Komaroff; (iv) Mr. Zahr, who was made a member pursuant to the Oak Street Investor Rights Agreement (discussed below); and (v) three independent directors. Neuberger retains certain continued nomination rights for its director while it maintains ownership in excess of specified thresholds, as determined in accordance with the Investor Rights Agreement, and the Principals have agreed to take actions to approve such nominations. Blue Owl has qualified as, and elected to be treated as, a controlled company within the meaning of the NYSE rules at the closing of the Business Combination, and has agreed to certain covenants in accordance therewith.
The Investor Rights Agreement provides that certain material actions of the Company require approval of the Board and/or, until certain ownership thresholds are no longer maintained or (in some cases) an applicable time period has not expired, Neuberger. Additionally, pursuant to the Investor Rights Agreement, Neuberger has consent rights with respect to issuances over certain thresholds under the 2021 Omnibus Plan.
The Investor Rights Agreement also provides Neuberger with certain preemptive rights with respect to future equity offerings by us, subject to certain exceptions such as equity issued as part of an underwritten public offering for cash or as acquisition consideration to unrelated third parties. Neuberger also has certain information rights and confidentiality obligations under the Investor Rights Agreement.
The Investor Rights Agreement also grants the Principals certain customary demand, shelf and piggyback registration rights. Additionally, we also granted the equity holders of Altimar Sponsor LLC certain customary shelf and piggyback registration rights.
On April 1, 2025, we entered into the Second Amended and Restated Investor Rights Agreement in connection with the Internal Reorganization.
Principals Agreement
On August 7, 2023, we entered into an agreement (the “Principals Agreement”) with Douglas Ostrover, Marc Lipschultz, Alan Kirshenbaum, Andrew Laurino, Craig Packer, Michael Rees, Sean Ward and Marc Zahr (the “Named Principals” and together with us, the “Parties”). Under the Principals Agreement, and subject to certain sunset provisions and the terms of the Investor Rights Agreement, the Named Principals have agreed to not oppose any stockholder proposal approved and recommended by the Board. Additionally, the Parties are subject to certain mutual non-disparagement and release provisions, as well as provisions regarding administrative leave. The Principals Agreement also includes certain mutual releases among the Parties.
Oak Street Investor Rights Agreement
Effective upon the consummation of the Oak Street Acquisition, and pursuant to the terms of the Oak Street Acquisition Agreement, Blue Owl, Blue Owl GP, Blue Owl Holdings, the Key Individuals (as defined in the Investor Rights Agreement) and Mr. Zahr entered into an investor rights agreement (the “Oak Street Investor Rights Agreement”). Among other provisions, the Oak Street Investor Rights Agreement required Blue Owl, each of the Key Individuals and Mr. Zahr to take all Necessary Action (as defined in the Oak Street Investor Rights Agreement) to ensure Mr. Zahr’s appointment to the Board.

Oak Street Registration Rights Agreement
Upon consummation of the Oak Street Acquisition, and pursuant to the Oak Street Acquisition Agreement, Blue Owl and the holders party thereto, including Mr. Zahr and OSREC Feeder, entered into a Registration Rights Agreement (the “Oak Street Registration Rights Agreement”). This agreement provides each Holder (as defined under the Oak Street Registration Rights Agreement), including Mr. Zahr and OSREC Feeder, certain registration rights with respect to shares of our common stock. In accordance with the terms of the Oak Street Registration Rights Agreement, we filed a resale shelf registration statement in December 2022 to register the resale of our common stock by each Holder.
Exchange Agreement
Blue Owl, Blue Owl GP, Blue Owl Holdings, Blue Owl MV and the holders of Common Units are parties to the Third Amended and Restated Exchange Agreement, dated as of April 1, 2025 (the “Exchange Agreement”). The Exchange Agreement provides that, subject to any applicable transfer restrictions and the terms of the Exchange Agreement, such holders may exchange an equal number of Common Units or Eligible MV Units (as defined therein), as applicable, and cancel an equal number of Class C Shares or Class D Shares, as applicable, for an equal number of Class A Shares or Class B Shares, as applicable, or cash. Under certain circumstances, an exchange committee established by Blue Owl GP may elect on behalf of Blue Owl Holdings, to pay holders of Common Units or Eligible MV Units, as applicable, a cash payment in lieu of delivering Class A Shares or Class B Shares as described above. Such cash payment will be equal to the five-day volume weighted average price of Class A Shares immediately prior to the applicable exchange date.
A holder must exchange at least 10,000 Common Units or Eligible MV Units, as applicable, in each Exchange (as defined in the Exchange Agreement), unless such holder owns a lesser amount and is exchanging all of the Common Units or Eligible MV Units held by them at such time.
The Exchange Agreement contains restrictions on the timing and amount of Exchanges of the Common Units and Eligible MV Units, as applicable, that are intended to prevent Blue Owl Holdings from being treated as a “publicly traded partnership” for U.S. federal income tax purposes. These restrictions are modeled on certain safe harbors provided under applicable U.S. federal income tax law. We may also impose additional restrictions on Exchanges that we determine to be necessary or advisable to ensure Blue Owl Holdings is not treated as a “publicly traded partnership” for U.S. federal income tax purposes.
Tax Receivable Agreement
Blue Owl Holdings made an election under Section 754 of the Code for the taxable year in which the Business Combination occurred, and such election will remain in effect for any future taxable year in which an exchange of Common Units or Eligible MV Units for Class A Shares and Class B Shares (or cash) under the Exchange Agreement occurs. These elections resulted in increases to the tax basis of the assets of Blue Owl Holdings at the time of the Business Combination and are expected to result in similar increases for any future exchanges of Common Units or Eligible MV Units for Class A Shares and Class B Shares (or cash) under the Exchange Agreement.
Additionally, we acquired from certain Owl Rock equity holders certain corporations formed to hold interests in Owl Rock, and as a result, we are entitled to utilize certain tax attributes of these corporations. We are also entitled to utilize other tax attributes of Blue Owl Holdings as a result of the Business Combination. The increases in the tax basis of the tangible and intangible assets of Blue Owl Holdings, as well as these other tax attributes, have reduced the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis and other tax attributes have also decreased gains (or increased losses) on future dispositions of certain capital assets, to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase, other tax attributes and associated increased deductions, and a court could sustain such a challenge.

At the closing of the Business Combination, we entered into the TRA with the Owl Rock equity holders and Dyal equity holders (the “TRA Recipients”). The TRA provides for the payment by Blue Owl GP to the TRA Recipients of 85% of the amount of cash tax savings, if any, in U.S. federal, state, local and non-U.S. income tax that we actually realize (or are deemed to realize in the case of an early termination payment by us or a change in control, as discussed below) as a result of the increases in tax basis, existing tax attributes and certain other tax benefits related to our entering into the TRA, as described above, with regards to Common Units subject to the TRA. This payment obligation is the obligation of Blue Owl GP and not of Blue Owl Holdings. We will benefit from the remaining 15% of cash tax savings, if any, that we realize as a result of such tax attributes.
For purposes of the TRA, cash tax savings are computed by comparing our actual income tax liability to the amount of taxes that we would have been required to pay had there been no increase to the tax basis of our assets as a result of the Business Combination or the exchanges, no other existing tax attributes (as described above), and had we not entered into the TRA (calculated by making certain assumptions).
The term of the TRA will continue until all such tax benefits have been utilized or have expired, unless we exercise our right to terminate the TRA for an amount based on the present value of the remaining agreed payments (as described in more detail below), there is a change of control (as described in more detail below), or we breach any of our material obligations under the TRA. In any of these cases, all obligations under the agreement will generally be accelerated and become due as if we had exercised our right to terminate the TRA.
The actual increase in tax basis of the assets of Blue Owl Holdings resulting from an exchange or from payments under the TRA, as well as the amortization thereof and the timing and amount of payments under the TRA, will vary based upon a number of factors, including the following:
•The amount of our taxable income will impact the timing of payments to be made under the TRA. To the extent that we do not have sufficient taxable income in a particular taxable year to utilize the amortization deductions available as a result of the increased tax basis of the assets of Blue Owl Holdings, payments required under the TRA for such taxable year would be reduced (absent a change of control or other circumstances requiring an early termination payment).
•The price of our Class A Shares at the time of any exchange will determine the actual increase in tax basis of the assets of Blue Owl Holdings resulting from such exchange; payments under the TRA resulting from future exchanges, if any, will be dependent in part upon such actual increase in tax basis.
•The composition of the assets of Blue Owl Holdings at the time of any exchange will determine the extent to which we may benefit from amortizing the increased tax basis in such assets and thus will impact the amount and timing of future payments under the TRA resulting from any future exchanges.
•The extent to which future exchanges are taxable will impact the extent to which we will receive an increase in tax basis of the assets of Blue Owl Holdings as a result of such exchanges, and thus will impact the benefit derived by us and the resulting payments, if any, to be made under the TRA.
•The tax rates in effect at the time any potential tax savings are realized, which would affect the amount of any future payments under the TRA.
If we do not have taxable income (determined without regard to the tax basis and other tax attributes that are subject to the TRA), we will generally not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the TRA for that taxable year because no cash tax savings will have been actually realized. However, any cash tax savings that do not result in realized benefits in a given tax year may generate tax attributes that may be utilized to generate benefits in future tax years (with possibly some carry back potential to prior tax years for certain tax purposes). The utilization of these tax attributes will result in payments under the TRA.

Future payments under the TRA in respect of subsequent exchanges of Common Units for our Class A Shares and Class B Shares (or cash) under the Exchange Agreement are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual cash tax savings realized and, consequently, the corresponding payments under the TRA. There may be a material negative effect on our liquidity if, due to timing discrepancies or other factors, the payments under the TRA exceed the actual cash tax savings we realize in respect of the tax attributes subject to the agreement. Additionally, if distributions to Blue Owl GP by Blue Owl Holdings are not sufficient to permit Blue Owl GP to make payments under the TRA after it has paid taxes, our liquidity could be adversely affected. Payments under the TRA are not conditioned upon the TRA Recipients’ continued ownership in Blue Owl or Blue Owl Holdings.
In addition, the TRA provides that, upon a change of control, our obligations under the agreement would be accelerated as if we had exercised our early termination right, based on certain assumptions (as described below), including the assumption that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis, and other benefits related to entering into the TRA.
Furthermore, we may elect to terminate the TRA early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the TRA includes several assumptions, including: (i) any Common Units that have not been exchanged are deemed exchanged for the market value of our Class A and Class B Shares and the amount of cash that would have been transferred if the exchange had occurred at the time of termination; (ii) we will have sufficient taxable income in each future taxable year to fully utilize all relevant tax attributes subject to the TRA; (iii) the tax rates for future years will be those specified in the law as in effect at the time of termination; and (iv) certain non-amortizable, non-deductible assets are deemed disposed of within specified time periods. Additionally, the present value of such anticipated future cash tax savings is discounted at a rate equal to the lesser of (i) 6.5% and (ii) SOFR plus 110 basis points.
As a result of the change in control provisions and the early termination right, we could be required to make payments under the TRA that are greater than or less than 85% of the actual cash tax savings that we realize in respect of the tax attributes subject to the agreement. In these situations, our obligations under the TRA could have a substantial negative impact on our liquidity.
Decisions made in the course of running our businesses may influence the timing and amount of payments received by the TRA Recipients under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments. Conversely, the disposition of assets before an exchange or acquisition transaction will increase the tax liability of an exchanging holder without giving rise to any rights to payments under the TRA.
Payments under the TRA are based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge an increase in the tax basis of the assets of Blue Owl Holdings that would otherwise be subject to the TRA, we will not be reimbursed for any payments previously made under the agreement with respect to a tax basis increase that is successfully challenged. As a result, in certain circumstances, payments could be made under the TRA in excess of our actual cash tax savings.
During the year ended December 31, 2025, the following executive officers and directors received payments under the TRA: $2,394,416 to Mr. Ostrover; $1,450,842 to Mr. Lipschultz; $67,371 to Mr. Kirshenbaum; $449,143 to Mr. Packer; and $19,020 to Mr. Polland.
Blue Owl Holdings Limited Partnership Agreement
In connection with the closing of the Business Combination, Blue Owl Holdings entered into the Blue Owl Holdings Limited Partnership Agreement, which, among other things, permitted the issuance and ownership of Common Units as contemplated to be issued and owned upon the consummation of the Business Combination, admitted Blue Owl GP as the general partner of Blue Owl Holdings, and set forth the rights and preferences of the Common Units and other interests of Blue Owl Holdings.

Subject to certain limitations, Blue Owl GP, as the general partner of Blue Owl Holdings, has the sole authority to manage Blue Owl Holdings in accordance with the Blue Owl Holdings Limited Partnership Agreement and applicable law, provided that (i) such authority is subject to the consent rights of Neuberger described below, and (ii) Blue Owl GP is not permitted to override the rights or protections of Blue Owl, its governing bodies and its stockholders pursuant to our Certificate of Incorporation, the Investor Rights Agreement or any agreements binding on Blue Owl or Blue Owl GP.
Subject to certain exceptions and limitations, the Blue Owl Holdings Limited Partnership Agreement permits Blue Owl Holdings, Blue Owl and Blue Owl GP to undertake all actions necessary to maintain the one-to-one ratios between the number of units in Blue Owl Holdings held by Blue Owl or Blue Owl GP and the number of Class A Shares, Class B Shares, Class C Shares and Class D Shares issued and outstanding.
Pursuant to the Blue Owl Holdings Limited Partnership Agreement, except with respect to “tax distributions” described below, Blue Owl GP has the right to determine when distributions will be made to the partners of Blue Owl Holdings (including to Blue Owl GP, with respect to its economic general partner interest in Blue Owl Holdings) and the amount of any such distributions, provided that any such distribution is made to all of the partners pro rata in accordance with their respective ownership of Common Units.
The Blue Owl Holdings Limited Partnership Agreement provides for mandatory “tax distributions” to the partners of Blue Owl Holdings if the taxable income of Blue Owl Holdings gives rise to taxable income for its partners. Generally, these tax distributions are computed based on an estimate of the net taxable income of the relevant entity multiplied by an assumed tax rate, equal to the highest combined maximum marginal U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York.
The Blue Owl Holdings Limited Partnership Agreement also provides Neuberger with the same rights it has under the Investor Rights Agreement with respect to Blue Owl and its subsidiaries, including preemptive rights on certain future equity issuances, consent rights on certain material matters, and the right to receive information with respect to Blue Owl Holdings, as more fully described under the subsection entitled “Investor Rights Agreement” above.
On October 22, 2021, we effectuated the Second Amended and Restated Limited Partnership Agreement of Blue Owl Holdings to increase the share limit under the 2021 Omnibus Plan and to allow for the issuance, from time to time, of certain Incentive Units to Blue Owl MV, a vehicle formed for the benefit of certain of our management employees, by Blue Owl Holdings.
On April 1, 2025, we effectuated the Third Amended and Restated Limited Partnership Agreement of Blue Owl Holdings in connection with the Internal Reorganization.
GP Stakes IV’s Investment in Owl Rock
Prior to the Business Combination, GP Stakes IV owned a 20% interest in Owl Rock and continues to own Blue Owl interests through Owl Rock Feeder, which were issued in respect of such interests. One of our controlled affiliates is the investment adviser to GP Stakes IV. The management fees payable by GP Stakes IV to us, as the investment adviser to GP Stakes IV, were established as part of the offering of interests in GP Stakes IV to its investors. The calculation of such fees has not been modified as a result of us being both an investment of, and the adviser to, GP Stakes IV. The investment committee of GP Stakes IV includes Michael Rees. GP Stakes IV may sell its investment in us through registered offerings, open market sales or privately negotiated transactions.
Neuberger, certain employees of GP Strategic Capital (including Michael Rees, Andrew Polland and Jennifer Brouse), and certain employees of Neuberger (including Andrew Komaroff), are entitled to receive distributions of carried interest attributable to GP Stakes IV. Such carried interest distributions may include profits generated by the performance and liquidation of GP Stakes IV’s investment in us. As we do not own carried interest in respect of GP Stakes IV, we will not be entitled to receive distributions of carried interest attributable to GP Stakes IV.

GP Stakes Investments in Acquired Entities
In January 2025, we acquired the business of IPI Partners, LLC (the “IPI Acquisition”), a joint venture between an affiliate of ICONIQ Capital, LLC (“ICONIQ”) and an affiliate of Iron Point Partners. In connection with the IPI Acquisition, we entered into a services agreement with ICONIQ (the “Services Agreement”), pursuant to which ICONIQ provides certain services to us, including investment analysis and investor relations services. At the time of the IPI Acquisition, each of GP Stakes IV and Blue Owl GP Stakes V (“GP Stakes V” and, together with GP Stakes IV, the “Specified Funds”), held an interest in ICONIQ, and therefore indirectly received proceeds from ICONIQ’s sale of IPI Partners, LLC and may indirectly receive amounts paid under the Services Agreement. Certain of our current and former directors and executive officers (including Jennifer Brouse, Andrew Komaroff, Andrew Laurino, Andrew Polland, Neena Reddy, Michael Rees, Sean Ward and Marc Zahr) directly or indirectly hold less than 1.1% of the limited partnership interests in one or both of the Specified Funds. In connection with the IPI Acquisition, approximately $41.1 million of consideration (as determined under GAAP at closing) was allocable to the Specified Funds. Neuberger, certain current and former employees of GP Strategic Capital (Jennifer Brouse, Andrew Laurino, Andrew Polland, Michael Rees and Sean Ward), and certain employees of Neuberger (including Andrew Komaroff) are entitled to receive distributions of carried interest attributable to the Specified Funds. Such carried interest distributions include profits generated by the liquidation of the IPI Acquisition and profits generated from the Services Agreement. As we do not own carried interest in respect of the Specified Funds, we will not be entitled to receive any distributions of carried interest from the Specified Funds.
Investments by Related Parties in our Funds
As of December 31, 2025, assets under management related to our executives and other employees totaled approximately $6.4 billion (including $2.6 billion related to accrued carried interest). A portion of these assets under management are not charged fees.
Our executive officers and directors have the opportunity to invest their own capital in products managed by us. These investments are generally made on the same terms and conditions as those offered to third party investors, except that such investments are typically not subject to management fees or carried interest. Similar investment opportunities are also available to our senior professionals whom we have determined to have a status that reasonably permits us to offer these types of investments in compliance with applicable laws and regulations. We encourage our executive officers, directors and eligible senior professionals to invest in the products managed by us, as we believe that such investments further align their interests with those of the investors in our products and our firm.
In addition, our independent directors are permitted to participate in such investments up to a specified threshold, as determined by the Board. The Board has concluded that this threshold will not compromise the directors’ independence.
During the year ended December 31, 2025, the following executive officers and directors invested their own capital in and alongside our funds (these amounts include indirect investments made through pooled vehicles, exclude open market purchases, and reflect only capital invested during the year and not capital commitments): Mr. Ostrover invested an aggregate of $3,031,265; Mr. Lipschultz invested an aggregate of $2,789,708; Mr. Kirshenbaum invested an aggregate of $82,641; Ms. Brouse invested an aggregate of $131,637; Mr. Komaroff invested an aggregate of $18,598; Mr. Packer invested an aggregate of $614,120; Mr. Polland invested an aggregate of $222,264; Ms. Polley invested an aggregate of $409,557; Ms. Reddy invested an aggregate of $132,037; Mr. Rees invested an aggregate of $4,117,281; and Mr. Zahr invested an aggregate of $1,807,396.
Some of our products generate performance-based fees in the form of carried interest, to which we are typically entitled 15%. However, for products managed by businesses we acquire, including Dyal Capital Partners acquired in 2021, we generally do not acquire rights to carried interest from existing products, except in the case of our Net Lease products, where we obtained the rights to 15% of the carried interest. For certain acquired businesses, if a new product is formed to facilitate a secondary or related transaction (including any continuation fund or other new product primarily intended to acquire assets or interests in an existing product), any carried interest generated by such product may not be allocated to us, even if the secondary vehicle is formed in the future. Carried interest not allocated to us is allocated to entities not controlled by us, which are partially owned by certain executive officers and other current and former related parties of Blue Owl, including Messrs. Laurino, Polland, Rees, Ward, Zahr, Ms. Brouse and entities affiliated with Neuberger.

Family Relationships
Matthew Rees, the brother of Michael Rees, is an employee of ours and receives compensation from us. Since 2022, Matthew Rees has served, and continues to serves, as a Senior Managing Director. In 2025, Matthew Rees received (i) a base salary of approximately $361,378 and (ii) a bonus of approximately $9,395,793 (inclusive of stock awards as valued under ASC 718).

Alex Solomon, the brother-in-law of Marc Zahr, is an employee of ours and receives compensation from us. Since 2023, Alex Solomon has served, and continues to serve, as a Vice President. In 2025, Alex Solomon received (i) a base salary of approximately $262,820 and (ii) a bonus of approximately $392,742 (inclusive of stock awards as valued under ASC 718).
Use of Private Aircraft
Blue Owl may use aircraft owned by its related parties for business purposes in the ordinary course of operations and in accordance with applicable travel policies. We reimburse such related parties for this usage based on current market rates. To the extent permitted under the relevant fund agreements and in accordance with applicable policies and procedures, a portion of these reimbursements may be recovered from products managed by us. We do not bear any operating, personnel or maintenance costs associated with the aircraft. Additionally, any personal use of the aircraft is not charged to us. For the year ended December 31, 2025, we recorded expenses of $6.6 million related to aircraft reimbursements, a portion of which was reimbursed by products managed by us.
Related Party Transactions Policy
The Board adopted a written related party transactions policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.
A “Related Party Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which Blue Owl or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000 in any fiscal year, and in which any related party had, has or will have a direct or indirect material interest. In the future, our executive officers, other employees and directors may make similar investments in our products in the ordinary course.
A “Related Party” means:
•any person who is, or was (since the beginning of the last fiscal year for which Blue Owl has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role), one of Blue Owl’s executive officers or a member, or nominee for director, of the Board;
•any person who is known by Blue Owl to be the beneficial owner of more than five percent (5%) of our voting stock;
•any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; any entity that is, directly or indirectly owned or controlled by any of the foregoing persons;
•any entity in which any of the foregoing persons serves as an executive officer or principal or in a similar position, or in the case of a partnership, serves as a general partner or holds any positions other than that of a limited partner;
•any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person, or together with any of the foregoing persons, has a 10 percent (10%) or greater beneficial ownership interest; or
•an entity at which any of the foregoing persons above is employed if (a) the person is directly involved in the negotiation of the Related Party Transaction or will have or share primary responsibility at such entity for the performance of the Related Party Transaction or (b) the person’s compensation from the entity is directly tied to the Related Party Transaction.

We have established policies and procedures designed to minimize potential conflicts of interest arising from any dealings with our affiliates and to provide appropriate mechanisms for the disclosure of any real or potential conflicts of interest that may arise from time to time. For example, our Code of Business Conduct and Ethics generally prohibits our officers or directors from engaging in any transaction where there is a conflict between an individual’s personal interest and our interests. Waivers to the Code of Business Conduct and Ethics will generally only be obtained from the audit committee, or in the case of an executive officer, by the Board, and are publicly disclosed as required by applicable law and regulations. In addition, the audit committee is required to review and approve all related-party transactions (as defined in Item 404 of Regulation S-K).
Indemnification
We enter into indemnification agreements with each of our directors and executive officers, pursuant to which we agree to indemnify them under the circumstances and to the extent provided therein, to the fullest extent permitted under Delaware law and our Bylaws. These agreements cover losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which the director or executive officer may be involved, or is threatened to be involved, as a party or otherwise.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
In accordance with our Corporate Governance Guidelines, the audit committee is responsible for approving the appointment and compensation of our independent registered public accounting firm that audits our consolidated financial statements. The audit committee has approved the appointment of KPMG as our independent registered public accounting firm for our 2026 fiscal year.
Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
KPMG has advised us that neither the firm nor any present member or associate has any financial interest, direct or indirect, in us or our affiliates.
We expect that a representative of KPMG will be present at the Annual Meeting, will have an opportunity to make a statement if they so choose and will be available to answer questions.
We engaged KPMG as our independent registered public accounting firm for our 2025 fiscal year.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table sets forth the aggregate fees for professional services provided by our independent registered public accounting firm, KPMG, presenting separately the amounts related to the Company from the amounts related to the funds we manage. These funds are not consolidated into the Company’s financial statements.

	For the Year Ended December 31,
	2025		2024
	The Company	Funds	The Company	Funds

Audit fees(1)	$5,707,178	$33,831,306	$6,029,465	$21,320,393
Audit-related fees(2)	28,558	35,000	87,075	—
Tax fees(3)	—	3,207,795	—	2,187,045
All other fees(4)	—	—	—	896,666
Total	$5,735,736	$37,074,101	$6,116,540	$24,404,104
(1)Audit fees consisted of fees for services related to annual audits and interim reviews of financial statements, SEC registration statements, accounting consultations and services that are normally provided in connection with statutory and regulatory filings and engagements.
(2)Audit-related fees consisted of fees related to financial due diligence services and attestation services.
(3)Tax fees consisted of fees related to tax compliance and tax advisory services.
(4)All other fees consisted of advisory services related to regulatory matters.
All services reported for the Company in the audit fees, audit-related fees and tax fees presented above were approved by the audit committee. KPMG also performed services for the funds we manage, which the audit committee was aware of and considered when evaluating KPMG’s independence.
Generally, the audit committee pre-approves all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm. The audit committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services. Any decisions by such subcommittees to grant pre-approvals are presented to the full audit committee at its next scheduled meeting. Requests or applications to provide services that require separate approval by the audit committee are reviewed by the Chief Financial Officer and submitted to the audit committee by the independent registered public accounting firm. Such submissions must comply with the SEC’s and the Public Company Accounting Oversight Board’s (“PCAOB”) rules regarding auditor independence.
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2026 FISCAL YEAR.

AUDIT COMMITTEE REPORT
The audit committee is comprised of three independent directors and operates under a written charter adopted by the Board, which is available on our website at ir.blueowl.com. The Board has determined that each of Ms. Holz, Ms. Polley and Ms. Weeks is independent as defined under the applicable section of the NYSE rules, as well as under Rule 10A-3(b)(1) of the Exchange Act. The Board has also determined that Ms. Holz qualifies as an “audit committee financial expert.”
The primary purposes of the audit committee are to assist the Board in its oversight of: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) the qualifications and independence of our independent registered public accounting firm; and (iv) the performance of both our internal audit function and our independent registered public accounting firm. In addition, the audit committee may review and approve related party transactions.
As noted above, the audit committee assists the Board in appointing our independent registered public accounting firm, KPMG. This responsibility includes, among other things, reviewing and evaluating the qualifications, performance and independence of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner, and reviewing and considering the selection of the lead audit partner.
In appointing KPMG and the lead audit partner, the audit committee considered various factors, including the quality and efficiency of the services provided, the results of a global internal survey of KPMG’s performance, the technical capabilities of the engagement teams, external data concerning KPMG’s audit quality and performance obtained from PCAOB reports, and the engagement teams’ understanding of our business.
The audit committee and the Board believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and its stockholders, and have recommended that stockholders ratify the appointment of KPMG for the 2026 fiscal year.
The audit committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The audit committee also met and held discussions with management and KPMG with respect to our audited year-end financial statements.
Further, the audit committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications With Audit Committees. The audit committee received the written disclosures and the letter from KPMG required by applicable PCAOB requirements regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the auditors their independence. In determining KPMG’s independence, the audit committee considered, among other factors, whether KPMG’s provision of audit and non-audit services, and the related fees, were compatible with maintaining their independence as our independent registered public accountants.
The audit committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from KPMG, the audit committee recommended that the Board include the audited financial statements in the Annual Report for filing with the SEC. The Board approved this recommendation.
This audit committee report is not deemed filed under the Securities Act of 1933, as amended, or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.
The audit committee
Claudia Holz (Chairperson)
Stacy Polley
Dana Weeks

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2027 ANNUAL MEETING
Stockholders may submit proper nominations of candidates for director or other proposals for inclusion in our proxy statement and proxy card for consideration at the 2027 annual meeting of stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, as calculated in accordance with Rule 14a-8(e) of the Exchange Act, applicable state law and the Organizational Documents.
Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card
To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in our proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s proposal must be received at our principal executive offices not less than 120 calendar days before the anniversary of the date our proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s proposal must be received no later than December 18, 2026, in order to be included in our proxy statement and proxy card for the 2027 annual meeting of stockholders.
Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting
In order to timely submit notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2027 annual meeting of stockholders, and in accordance with our Bylaws, the stockholder must deliver such notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than February 4, 2027, and no later than the end of day on March 6, 2027, in order to be considered at the 2027 annual meeting of stockholders. To be considered timely, such notice shall be delivered to the Secretary at our principal executive office and must include all information required under Section 2.12 of Article II of our Bylaws.
In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth above and therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than our nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

ANNUAL REPORT AVAILABLE
A copy of our Annual Report containing our audited financial statements accompanies this proxy statement.
Along with this proxy statement, we will provide each stockholder a copy of our Annual Report (without exhibits, unless otherwise requested) free of charge upon written or oral request to our Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. Copies of these documents may also be accessed electronically through the SEC’s website at www.sec.gov.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” can provide added convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.
We will promptly deliver a separate copy of these documents to you upon written or oral request to our Investor Relations Department at Blue Owl Capital Inc., 399 Park Avenue, 37th Floor, New York, NY 10022, Telephone: (212) 419-3000. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement and annual report at their addresses and would like to request “householding” of their communications should contact their brokers.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 4, 2026: The Notice of Annual Meeting, Proxy Statement and Annual Report, are available at www.proxyvote.com.

COST OF PROXY STATEMENT
We will bear the cost of soliciting proxies on behalf of the Board. In addition to solicitation by mail, proxies may be solicited personally, by telephone, or by other similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses incurred in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

OTHER MATTERS
Interest of Certain Persons in Matters to be Acted Upon
Other than any interest arising from (i) the ownership of our common stock or (ii) any nominee’s election to office, we are not aware of any substantial interest of any director, executive officer, nominee for election as a director, or associate of any of the foregoing, in any matter to be acted upon at the Annual Meeting.
Other Matters to be Presented for Action at the Meeting
The Board is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such matters.
You are cordially invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/OWL2026. The Annual Meeting will be conducted in a virtual-only format. You will not be able to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are requested to promptly fill out, sign, date and mail the enclosed proxy card, or authorize your proxy by telephone or through the internet as soon as possible. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/OWL2026, you must enter the control number found on your proxy card, voting instruction form or notice you will receive. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.
By Order of the Board of Directors,

/s/ Douglas I. Ostrover
Douglas I. Ostrover
Chairman of the Board
New York, New York
April 17, 2026

BLUE OWL

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/OWL2026**

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 3, 2026. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V91093-P50168

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BLUE OWL CAPITAL INC.

The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Claudia Holz	▢	▢	▢
1b. Marc S. Lipschultz	▢	▢	▢
1c. Michael D. Rees	▢	▢	▢

The Board of Directors recommends you vote FOR Proposal 2:

	For	**Against**	**Abstain**
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2026 fiscal year.	▢	▢	▢

Note: The proxies are authorized to vote and otherwise represent the Shareholder(s) on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2025 Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

V91094-P50168

BLUE OWL CAPITAL INC.
Annual Meeting of Shareholders
June 4, 2026 9:30 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Alan Kirshenbaum and Neena Reddy, or any one of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Class A Shares, Class C Shares, and Class D Shares of BLUE OWL CAPITAL INC. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held by live audio webcast at 9:30 AM, ET on June 4, 2026, at www.virtualshareholdermeeting.com/OWL2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Your vote is important. Please vote immediately.

Continued and to be signed on reverse side